Exhibit 10.2

Confidential

EXECUTION TEXT

Dated                      2012

SEADRILL LIMITED

as Borrowers

SEADRILL T-15 LTD., SEADRILL T-16 LTD., SEADRILL TELESTO LTD.,

SEADRILL OBERON LTD. AND OTHERS NAMED HEREIN

as Guarantors

arranged by

THE EXPORT-IMPORT BANK OF CHINA

AND

CITIBANK, N.A., LONDON BRANCH

as Bookrunners and Mandated Lead Arrangers

provided by

THE BANKS AND FINANCIAL INSTITUTIONS NAMED HEREIN

as Lenders

and

CITIBANK INTERNATIONAL PLC

as Agent

and

CITIBANK, N.A., LONDON BRANCH

as Security Agent

and

CITIBANK, N.A., LONDON BRANCH

as Account Bank

USD 440,000,000

SECURED CREDIT FACILITY AGREEMENT

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THIS SECURED CREDIT FACILITY AGREEMENT is dated              December 2012 and made between:

(1)	Seadrill Limited, of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda, organisation number 36832, as borrower (the “Borrowers”);

(2)	The companies listed as Rig Owners and Intra-Group Charterers in Schedule 2 (Borrowers, Guarantors and Collateral Rigs) hereto as joint and several guarantors (each of the Rig Owners and Intra-Group Charterers a “Guarantor”, together the “Guarantors”) all being wholly owned (directly or indirectly) subsidiaries of the Borrowers;

(3)	The banks and financial institutions listed in Schedule 1 (Lenders and Commitments), as original lenders (together, the “Lenders”);

(4)	Citibank International Plc of 25 Canada Square, London, E14 5LB, as facility agent (the “Agent”);

(5)	Citibank, N.A., London Branch of 25 Canada Square, London, E14 5LB, as security agent (the “Security Agent”);

(6)	Citibank, N.A., London Branch of 25 Canada Square, London, E14 5LB, as account bank (the “Account Bank”);

(7)	The Export-Import Bank of China and Citibank, N.A., London Branch whose addresses are listed in Schedule 1 (Lenders and Commitments) as mandated lead arrangers (the “Mandated Lead Arrangers”); and

(8)	The banks and financial institutions listed in Schedule 1 (Lenders and Commitments) as bookrunners (the “Bookrunners”).

IT IS AGREED as follows

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Account Bank Agreement” means an account bank agreement dated on or about the date hereof and between the Rig Owners, the Intra-Group Charterers and the Account Bank.

“Account Security” means each assignment agreement and/or account security deed, collateral to this Agreement for the provision of a Security Interest in the Earnings Accounts to be made between the relevant Obligors and the Security Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Accounting Principles” means generally accepted accounting principles in the United States of America for the Parent and in the jurisdiction of incorporation of such other Obligors and Subsidiaries of the Parent.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

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“Agreement” means this secured credit facility agreement, as it may be amended, supplemented and varied from time to time, including its Schedules and any Transfer Certificate.

“Applicable Margin” means 3.25 per cent per annum.

“Approved Brokers” means the ship broker/consultancy firms RS Platou, Fearnleys and ODS Petrodata or such other reputable and independent consultancy or ship broker firm approved by the Agent (acting upon the instructions of the Required Lenders), such consent not to be unreasonably withheld or delayed.

“Auditors” means well reputable and internationally recognised accountancy firms acceptable to the Required Lenders such as PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young and KPMG or such other firm approved in advance by the Required Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in respect of any Rig Advance relating to Rig 1, the period from and including the date of this Agreement to and including the earlier of (i) the Delivery Date of Rig 1 and (ii) the Termination Date;

(b)	in respect of any Rig Advance relating to Rig 2, the period from and including the date of this Agreement to and including the earlier of (i) the Delivery Date of Rig 2 and (ii) the Termination Date;

(c)	in respect of any Rig Advance relating to Rig 3, the period from and including the date of this Agreement to and including the earlier of (i) the Delivery Date of Rig 3 and (ii) the Termination Date; and

(d)	in respect of any Rig Advance relating to Rig 4, the period from and including the date of this Agreement to and including the earlier of (i) the Delivery Date of Rig 4 and (ii) the Termination Date,

or such later date as may be approved by the Lenders.

“Available Commitment” means a Lender’s Commitment less:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Loan the amount of its participation in the Loan that is due to be made on or before the proposed Utilisation Date.

“Base Case Model” means the financial model and statements including profit and loss, balance sheet and cash flow projections reflecting the forecasted consolidated financial conditions of the Group for at least five (5) years following the date of this Agreement, prepared and approved by an authorised officer of the Parent, each in form and substance satisfactory to the Finance Parties addressed to, and/or capable of being relied upon by the Finance Parties.

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“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.

“Basel II Approach” means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

“Basel II Regulation” means:

(a)	any law or regulation implementing the Basel II Accord; or

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

“Basel III Accord” means, together:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Basel III Regulation” means any law or regulation implementing the Basel III Accord save and to the extent that it re-enacts a Basel II Regulation.

“Break Costs” means the amount (if any) by which:

(a)	the interest (subject to clause 11.3 (Break Costs) excluding the Applicable Margin) which a Lender should have received for the period from the date of receipt of all or part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum been paid on the last day of that Interest Period; exceeds

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period, as further described in clause 11.3 (Break Costs).

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“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Oslo, Beijing, New York and London (or any other relevant place of payment under clause 30 (Payment mechanics)).

“Cash” means

(a)	cash in hand legally and beneficially owned by a member of the Group; and

(b)	cash deposits legally and beneficially owned by a member of the Group and which are deposited with (i) a Lender in respect of the Commercial Facility, (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Ratings Group or the equivalent with any other principal credit rating agency in the United States of America or Europe or (iii) any other bank or financial institution approved by the Agent which in each case:

(i)	is free from any Security Interest, other than pursuant to the Security Documents;

(ii)	is otherwise at the free and unrestricted disposal of the relevant member of the Group by which it is owned; and

(iii)	in the case of cash in hand or cash deposits held by a member of the Group other than the Parent, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Parent to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being paid without restriction to the Parent within five (5) Business Days of its request or demand therefore either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon) in respect of an intercompany loan from the Parent to that Subsidiary.

“Cash Equivalent” means at any time:

(a)	any investment in marketable debt obligations issued or guaranteed by (i) a government or (ii) an instrumentality or agency of a government and in respect of (i) and (ii) having a credit rating of either A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(b)	commercial paper (debt obligations) not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, and Norway;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of at least A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

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(c)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (b) above and (iii) can be turned into cash on not more than 5 days’ notice; or

(d)	any other debt security approved by the Agent (on behalf of the Required Lenders),

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest.

“Cash Flow Projections” means,

(a)	the Base Case Model in agreed form to be delivered by the Parent to the Agent pursuant to Part I of Schedule 3 (Conditions Precedent to the First Utilisation Date); and

(b)	any cash flow projections based on the Base Case Model delivered by the Parent to the Agent pursuant to and for such period as described in clause 21.1 (Financial Statements),

in form and substance satisfactory to the Agent.

“CEXIM Facility” means the Facility made available under this Agreement as described in clause 2.1(a) (Facility).

“CEXIM Facility Commitment” means USD 308,000,000, as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“CEXIM Facility Loan” means the principal amount of the CEXIM Facility for the time being outstanding under this Agreement.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

“Charter Contracts” means each of the charter contracts for the Rigs listed in Schedule 2 (Borrowers, Guarantors and Collateral Rigs) and entered into between an Obligor and an oil company satisfactory to the Lenders and any renewal, extension or replacement of such charter contracts.

“Charter Rates” means the rates identified as Charter Rates in Schedule 2 (Borrowers, Guarantors and Collateral Rigs).

“Commercial Facility” means the Facility made available under this Agreement as described in clause 2.1(b) (Facility).

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“Commercial Facility Loan” means the principal amount of the Commercial Facility for the time being outstanding under this Agreement.

“Commercial Facility Commitment” means USD 132,000,000, as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Commitment(s)” means:

(a)	in relation to a Lender the amount set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it pursuant to clause 26.2 (Assignments and transfers by the Lenders); and

(b)	in relation to any New Lender, the amount of any Commitment transferred to it pursuant to clause 26.2 (Assignments and transfers by the Lenders),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form as set out in Schedule 5 (Form of Compliance Certificate) and delivered pursuant to clause 21.2 (Compliance Certificate).

“Current Assets” means, on any date, the aggregate value of the assets of the Group (on a consolidated basis), which are treated as current assets in accordance with Accounting Principles but excluding USD 150,000,000 and for the purpose of calculating the Current Ratio, up to twenty per cent (20%) of shares in listed companies owned twenty per cent (20%) or more by any members of the Group shall also be treated as Current Assets based on the average market price during the calendar month prior to any determination of Current Assets.

“Current Liabilities” means, on any date, the aggregate amount of all liabilities of the Parent which are treated as current liabilities in accordance with Accounting Principles, but excluding the current portion of the Group’s (on a consolidated basis) long term debt.

“Current Ratio” means the ratio of Current Assets to Current Liabilities.

“Default” means an Event of Default or any event or circumstance specified in clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delivery” means, in relation to a Rig, the delivery and acceptance of the Rig by the relevant Rig Owner under the building contract between that Rig Owner and the Yard in respect of such Rig.

“Delivery Date” means, in relation to a Rig, the date on which its Delivery actually occurs.

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to any Obligor and which arise out of the use of or operation of any of the Rigs, including (but not limited to):

(a)	all freight, hire and passage moneys payable to an Obligor, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, management and/or operation of any of the Rigs;

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(b)	any claim under any guarantees related to freight and hire payable to an Obligor as a consequence of the operation of any of the Rigs;

(c)	compensation payable to an Obligor in the event of any requisition (whether for title or otherwise), confiscation or compulsory acquisition of any of the Rigs or for the use of any of the Rigs by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by any of the Rigs payable to an Obligor;

(e)	demurrage and retention money receivable by an Obligor in relation to any of the Rigs;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

(g)	if and whenever any of the Rigs is employed on terms whereby any moneys falling within paragraph (a) to (f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Rig(s); and

(h)	any other money whatsoever due or to become due to an Obligor from third parties in relation to any of the Rigs, or otherwise.

“Earnings Accounts” means the bank accounts of each of the Obligors from time to time each of which shall be held with the Security Agent or any of the Security Agent’s corresponding banks (or, if applicable law require that the bank account in question be maintained by another bank, then with such other bank as acceptable to the Security Agent) and to which all the Earnings and any proceeds of the Insurances shall be paid.

“EBITDA” means the earnings before interest expenses, taxes, depreciation and amortization of the Group on a consolidated basis for the previous period of twelve (12) months as such term is defined in accordance with Accounting Principles consistently applied. However, in the event the Parent or a member of the Group acquires rigs or rig owning entities with historical EBITDA available for the rigs’ previous ownership, such EBITDA shall be included for covenant purposes in this Agreement, and if necessary, be annualized to represent a twelve (12) months historical EBITDA. In the event the Parent or a member of the Group acquires rigs or rig owning companies without historical EBITDA available, the Parent is entitled to base a twelve (12) month historical EBITDA calculation on future projected EBITDA only subject to any such new rig having (i) a firm charter contract in place at the time of delivery of the rig with a duration of minimum twelve (12) months and (ii) a firm charter contract in place at the time of such EBITDA calculation, provided the Parent provides the Agent with a detailed calculation of the future projected EBITDA. Further, it is agreed that EBITDA shall include any realized gains and/or losses in respect of the disposal of rigs or the disposal of shares in rig owning companies.

“Eligible Contract Price” means, in respect of:

(a)	Rig 1, USD 119,000,000;

(b)	Rig 2, USD 116,000,000;

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(c)	Rig 3, USD 216,000,000; and

(d)	Rig 4, USD 212,000,000.

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Rigs and for the operation of the business of any member of the Group.

“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Equity” means, on any date, the Group’s (on a consolidated basis) nominal book value of equity treated as equity in accordance with Accounting Principles adjusted for the difference between the Market Value and book value for all drilling units only if the units are consolidated into the Parent’s audited consolidated financial statements.

“Equity Ratio” means the ratio of Equity to Total Assets.

“Event of Default” means any event or circumstance specified as such in clause 25 (Events of Default).

“Exchange” means the Oslo Stock Exchange or the New York Stock Exchange.

“Facility” means the secured credit facility, divided into the CEXIM Facility and the Commercial Facility, made available under this Agreement.

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office through which it will perform its obligations under this Agreement; and

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fee Letters” means any letters entered into by reference to this Agreement in relation to any fees.

“Final Maturity Date” means, in respect of each Rig Advance, the earlier of:

(a)	the 5th anniversary of the Final Utilisation Date;

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(b)	the 6th anniversary of the First Utilisation Date; and

(c)	15 December 2017.

“Final Utilisation Date” means the date, being on or before the Termination Date, on which the final Utilisation under this Agreement actually occurs.

“Finance Documents” means this Agreement, any Compliance Certificate, any Fee Letters, any Utilisation Request, the Security Documents and any other document (whether creating a Security Interest or not) which is executed at any time by any of the Obligors as security for, or to establish any form of subordination to the Finance Parties under this Agreement or any of the other documents referred to herein or therein and any such other document designated as a “Finance Document” by the Agent and the Parent.

“Finance Lease” means a lease or charter party which would be classified as a finance lease in accordance with the Accounting Principles of the Parent or any other transaction which is required to be classified and accounted for as a liability or asset on the face of the Group’s consolidated balance sheet in accordance with Accounting Principles.

“Finance Party” means each of the Agent, the Security Agent, the Mandated Lead Arrangers, the Bookrunners, the Account Bank and the Lenders.

“Financial Indebtedness” means any of the following (whether or not the same are required to be classified and accounted for as a liability on the face of the Group’s consolidated balance sheet in accordance with Accounting Principles):

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any derivative transaction (and, when calculating the value of that transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of any entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Maturity Date or are otherwise classified as borrowings under the Accounting Principles;

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(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than thirty (30) days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above,

but shall not include:

(i)	any borrowings or other such liabilities owed by any member of the Group to another member of the Group as permitted pursuant to the terms of this Agreement.

“Financial Support” means loans, guarantees, credits, indemnities or other form of financial support.

“First Utilisation Date” means the date on which the first Utilisation under this Agreement actually occurs.

“General Assignments” means, in respect of a Rig, each assignment agreement, collateral to this Agreement for (a) the first priority assignment of the Insurances and Earnings to be made between each Rig Owner and the Security Agent (on behalf of the Finance Parties) and (b) the first priority assignment of the Insurances, Earnings and each relevant intra-group charter to be made between each Rig Owner, each Intra-Group Charterer (as the case may be) and the Security Agent (on behalf of the Finance Parties) each as security for the Obligors’ obligations under the Finance Documents, each in form and substance satisfactory to the Finance Parties.

“Guarantee(s)” means the guarantee(s) and indemnity(ies) provided by the Guarantors pursuant to clause 18 (Guarantee and Indemnity).

“Guarantee Obligations” means the obligations of each Guarantor pursuant to clause 18 (Guarantee and Indemnity).

“Group” means the Parent and its Subsidiaries from time to time.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Insurance Report” means an insurance report in respect of the Insurances confirming that such Insurances are placed with such insurers, insurance companies and/or clubs in such amounts, against such risks and in such form as acceptable to the Agent (acting on the instructions from the Finance Parties) and comply with the requirements under clause 24.3 (Insurance) prepared by Aon Benfield, or such other reputable insurance advisor approved by the Agent, and dated on or about the date of this Agreement and addressed to, and capable of being relied upon by, the Finance Parties.

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“Insurances” means all the insurance policies and contracts of insurance including (without limitation) those entered into in order to comply with the terms of clause 24.3 (Insurance) which are from time to time in place or taken out or entered into by or for the benefit of the Obligors (whether in the sole name of the Obligors or in the joint names of the Obligors and any other person) in respect of the Rigs or otherwise in connection with the Rigs and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest Cover Ratio” means the ratio of the Group’s consolidated EBITDA to interest expenses for the previous period of twelve (12) months.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means, in relation to a Loan, each of the successive periods determined in accordance with clause 10.1 (Selection of Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest).

“Intra-Group Charterer” means each Subsidiary named as Intra-Group Charterer pursuant to Schedule 2 (Borrowers, Guarantors and Collateral Rigs) as well as any other Subsidiary which enters into a Charter Contract for the hiring of any of the Rigs in the future.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“Jackup Rig” means either or both of Rig 3 and/or Rig 4 (as the context requires).

“Lenders” means the financial institutions listed in Schedule 1 (Lenders and Commitments), and any New Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage Ratio” means the Net Funded Debt divided by EBITDA.

“LIBOR” means, in relation to a Loan:

(a)	The applicable interest settlement rate for the relevant period as displayed on Reuters screen page Libor 01; or

(b)	(if Reuters screen page referred to in (a) is not available for the Interest Period of that Loan or other sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. (London time) on the second Business Day prior to the relevant Interest Period for the offering of deposits in USD and for a period comparable to the Interest Period for that Loan or other sum, and if any such rate is below zero, LIBOR will be deemed to be zero.

“Loan(s)” means the aggregate of the CEXIM Facility Loans and the Commercial Facility Loans outstanding under this Agreement from time to time or a loan made or to be made under the Facility.

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“Losses” means any costs, expenses (including, but not limited to, legal fees), payments, charges, losses, demands, liabilities, taxes (including VAT), claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 9 (Mandatory Cost Formula).

“Market Value” means the fair market value of each of the Rigs, being the average of valuations of the Rig obtained from two (2) of the Approved Brokers (elected by the Parent), with or without physical inspection of the Rig (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing contract of employment and/or similar arrangement.

“Material Adverse Effect” means a material adverse effect on:

(a)	the financial condition, assets, business or operation of any Obligor or the Group as a whole; or

(b)	the ability of any of the Obligors or the Group as a whole to perform any of their obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any security granted or purporting to be granted pursuant to any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Material Subsidiary” shall mean any Subsidiary of the Parent:

(a)	owning a drilling unit; or

(b)	which holds a charter contract for a drilling unit; or

(c)	Seadrill Management AS; or

(d)	which is a Holding Company for any of the above.

“Minimum Liquidity” means, as at any date, the aggregate amount of the Group’s (consolidated) Cash and the portion of the Available Commitment, which is available for Utilisation pursuant to clause 5 (Utilisation) at that date as certified to the Agent by the Chief Financial Officer of the Parent.

“Mortgages” means each of the first priority mortgages to be executed by each of the Rig Owners against each of the respective Rigs in a Ship Registry in favour of the Security Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Agent (on behalf of the Finance Parties) and the Security Agent.

“Net Funded Debt” means on a consolidated basis for the Group all interest-bearing debt less Cash and Cash Equivalents but excluding USD 150,000,000.

“New Lender” has the meaning set out in clause 26 (Changes to the Parties).

“Obligors” means the Borrowers and the Guarantors and an Obligor means any of them.

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“Original Financial Statements” means in relation to (a) the Parent, the audited consolidated financial statements for the financial year ending on 31 December 2011, (b) the Rig Owners and the other Guarantors, the audited consolidated financial statements for the financial year ending on 31 December 2011 and the unaudited unconsolidated financial statements for the financial year ending on 31 December 2011 (to the extent applicable).

“Parent” means Seadrill Limited, of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda, organisation number 36832.

“Party” means a party to this Agreement (including its successors and permitted transferees).

“Permitted Encumbrances” means in respect of any Rig owned by any of the Rig Owners:

(a)	liens for current crews’ wages and salvage;

(b)	any ship repairer’s or outfitter’s possessory lien arising by operation of law and not exceeding USD 5,000,000; and

(c)	any other liens incurred in the ordinary course of operating such Rig not exceeding USD 5,000,000.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December.

“Quarterly Accounts” means the Obligors’ consolidated and unconsolidated financial statements for the relevant financial quarter to be delivered pursuant to clause 21.1 (Financial Statements).

“Quotation Day” means the day occurring two (2) Business Days prior to the commencement of an Interest Period, unless market practice differs, in which case the Quotation Day for USD will be determined by the Agent in accordance with market practice (and if quotations would normally be given by leading banks in the market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

“Reference Banks” means the London offices of Citibank, N.A., HSBC Bank plc and Nordea Bank Norge ASA or such other banks as appointed by the Agent in consultation with the Parent.

“Required Lenders” means:

(a)	if there are no Loans outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of the Loans then outstanding provided that the outstanding Loans shall be measured in respect of both the Lender’s part in the CEXIM Facility Loans outstanding and the CEXIM Lender’s Facility Commitment available (to the extent applicable), as well as the Lender’s part in the Commercial Facility Loans outstanding and the Lender’s Commercial Facility Commitment available (to the extent applicable),

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provided always, that in the case of (a) and (b) above, the Required Lenders shall always include either (i) the sole Lender in respect of the Commercial Facility if there is only one (1) such Lender or (ii) at any other time, at least two (2) Lenders for the Commercial Facility.

“Rig Advance” means, in respect of a Rig, each borrowing of a proportion of the Total Commitments by the Borrowers or (as the context may require) the outstanding principal amount of such borrowing relating to that Rig.

“Rig 1” means the Rig described as such in Schedule 2 (Borrowers, Guarantors and Collateral Rigs).

“Rig 2” means the Rig described as such in Schedule 2 (Borrowers, Guarantors and Collateral Rigs).

“Rig 3” means the Rig described as such in Schedule 2 (Borrowers, Guarantors and Collateral Rigs).

“Rig 4” means the Rig described as such in Schedule 2 (Borrowers, Guarantors and Collateral Rigs).

“Rig Owner” means each company named as owner of a Rig pursuant to Schedule 2 (Borrowers, Guarantors and Collateral Rigs).

“Rigs” means each of the collateral rigs listed in Schedule 2 (Borrowers, Guarantors and Collateral Rigs) each of which is owned by the respective Rig Owner as set out therein.

“Security Documents” means the Mortgages, the Account Security, the General Assignments, the Share Charges and all or any security documents as may be entered into from time to time pursuant to clause 19 (Security), all to be in form and substance satisfactory to the Agent (on behalf of all of the Lenders) and the Security Agent.

“Security Interest” means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.

“Security Period” means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrowers and the other Finance Parties that:

(a)	all amounts which have become due for payment by the Borrowers or any other party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

(c)	no Borrower has any future or contingent liability under any provision of this Agreement and the other Finance Documents;

(d)	the Agent and the Required Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document; and

(e)	there are no Commitments in force.

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“Selection Notice” means a notice substantially in the form set out in Schedule 10 (Selection Notice) given in accordance with clause 10 (Interest periods).

“Share Charges” means the first priority share charges over all the shares of each of the Rig Owners from the Parent collateral to this Agreement as security for the Obligors’ obligations under the Finance Documents in the form and substance satisfactory to the Security Agent.

“Ship Registry” means the ship registry of Panama and such other ship registry as approved by the Agent (acting on the instructions of the Required Lenders) and the Security Agent.

“Subsidiary” means an entity from time to time of which a person:

(a)	has direct or indirect control; or

(b)	owns directly or indirectly more than fifty per cent (50%) (votes and/or capital),

for the purpose of paragraph (a), an entity shall be treated as being controlled by a person if that person is able to direct its affairs and/or control the composition of its board of directors or equivalent body.

“Tax on Overall Net Income” means a Tax imposed on a Finance Party by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, on:

(a)	the net income, profits or gains of that Finance Party world wide; or

(b)	such of the net income, profits or gains of that Finance Party as are considered to arise in or relate to or are taxable in that jurisdiction.

“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and “tax” and “taxation” shall be construed accordingly.

“Tender Rig” means either or both of Rig 1 and/or Rig 2 (as the context requires).

“Termination Date” means:

(a)	in respect of Rig 1, the date falling 120 days from 15 December 2012;

(b)	in respect of Rig 2, the date falling 120 days from 28 February 2013;

(c)	in respect of Rig 3, the date falling 180 days from 31 January 2013; and

(d)	in respect of Rig 4, the date falling 180 days from 25 March 2013.

“Total Assets” means, on any date, the Group’s (on a consolidated basis) book value of assets which are treated as assets in accordance with Accounting Principles adjusted for the difference between the Market Value and book value for all drilling units only if the units are fully consolidated into the Parent’s audited consolidated financial statements.

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“Total Commitments” means the aggregate of the CEXIM Facility Commitment and the Commercial Facility Commitment, being USD 440,000,000 at the date of this Agreement as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Total Loss” means, in relation to any of the Rigs:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of such Rig; and/or

(b)	any hijacking, piracy, theft, condemnation, capture, seizure, destruction, abandonment, arrest, expropriation, confiscation, requisition or acquisition of such Rig, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the relevant Borrower or any of the Guarantors.

“Total Loss Date” means:

(a)	in the case of an actual total loss of any of the Rigs, the date on which it occurred or, if that is unknown, the date when such Rig was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of any of the Rigs, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of such Rig was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower or Parent with the relevant Rig’s insurers in which the insurers agree to treat such Rig as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Transfer Certificate” means a certificate substantially in the form as set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

“Transfer Date” means, in respect of a Transfer (as defined in clause 26.2 (Assignments and transfers by the Lenders)) the later of:

(a)	the proposed Transfer Date as set out in the Transfer Certificate relating to the Transfer; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Trust Property” means, collectively:

(a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;

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(b)	any portion of the balance on any Earnings Account held by or charged to the Security Agent at any time;

(c)	the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(d)	all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(e)	all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Finance Documents.

“USD” means the lawful currency of the United States of America.

“Utilisation” means utilisation of a Loan.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 4 (Form of Utilisation Request).

“VAT” means value added tax.

“Yard” means, in relation to each Rig, the yard named in Schedule 2 (Borrowers, Guarantors and Collateral Rigs) as the builder of such Rig.

1.2	Construction

In this Agreement, unless the context otherwise requires:

(a)	clause and Schedule headings are for ease of reference only;

(b)	words denoting the singular number shall include the plural and vice versa;

(c)	references to clauses and Schedules are references, respectively, to the clauses and Schedules of this Agreement;

(d)	a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;

(e)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(f)

the “Agent”, the “Security Agent”, a “Bookrunner”, a “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, or any other person shall be construed so as to include its successors in title, permitted

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assigns and permitted transferees and, in the case of the Agent and the Security Agent, any person for the time being appointed as Agent or Security Agent (as the case may be) in accordance with the Finance Documents;

(g)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(h)	references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

(i)	references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(j)	reference to a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that:

(i)	if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day; and

(ii)	if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month,

(and references to “months” shall be construed accordingly);

(k)	“USD” and “dollars” denotes the lawful currency of the United States of America;

(l)	references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality); and

(m)	a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Third party rights

Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another person who benefits from any indemnity under any Finance Document, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

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2.	THE FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers, during the applicable Availability Period, a USD secured credit facility for Utilisations in the aggregate principal amount of up to the Total Commitments:

(a)	a term loan facility for up to four (4) advances of Loans in an amount equal to the CEXIM Facility Commitment (the “CEXIM Facility Commitment”); and

(b)	a term loan facility for up to four (4) advances of Loans in an amount equal to the Commercial Facility Commitment (the “Commercial Facility Commitment”).

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Finance Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from any of the Obligors shall be a separate and independent debt. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Borrowers’ rights and obligations

2.3.1	The obligations of each Borrower under this Agreement are joint and several. Failure by a Borrower to perform its obligations under this Agreement shall constitute a failure by all of the Borrowers.

2.3.2	Each Borrower irrevocably and unconditionally jointly and severally with each other Borrower:

(a)	agrees that it is responsible for the performance of the obligations of each other Borrower under this Agreement;

(b)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Borrowers under this Agreement; and

(c)	agrees with each Finance Party that, if any obligation of another Borrower under this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of another Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that other Borrower under this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

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2.3.3	The obligations of each Borrower under the Finance Documents shall continue until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

2.3.4	If any discharge, release or arrangement (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Borrowers under this Agreement will continue or be reinstated as if the discharge, release or arrangement had not occurred.

2.3.5	The obligations of each Borrower under the Finance Documents shall not be affected by an act, omission, matter or thing which, but for this clause (whether or not known to it or any Finance Party), would reduce, release or prejudice any of its obligations under the Finance Documents including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

2.3.6	Each Borrower waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under any Finance Document. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

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2.3.7	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Borrower will be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any money received from any Borrower or on account of any Borrower’s liability under any Finance Document.

2.3.8	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs (on such terms as it may require), no Borrower shall exercise any rights (including rights of set-off) which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other Obligor or any guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

2.4	Parent’s Authority

(a)	Each Obligor (other than the Parent), by its execution of this Agreement, irrevocably authorises the Parent to act on its behalf as its agent in relation to the Finance Documents and authorises:

(i)	the Parent, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all notices and instruction to be given by such Obligor under the Finance Documents, to execute, on its behalf, any Finance Document and to enter into any agreement and amendment in connection with the Finance Documents (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) including confirmation of guarantee obligations in connection with any amendment or consent in relation to the Facility, without further reference to or the consent of such Obligor and each Obligor to be obliged to confirm such authority in writing upon the request of the Agent; and

(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Parent on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have given/received notice thereof) as though such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, waiver, notice or other communication given or made by the Parent under this Agreement, or in connection with this Agreement (whether or not known to any Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Parent and any other Obligor, the choice of the Parent shall prevail.

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3.	PURPOSE

3.1	Purpose

The Borrowers shall apply all amounts utilised by it hereunder towards partially financing the remaining capital expenditure related to the Rig to which the relevant Utilisation relates.

3.2	Monitoring

Without prejudice to the obligations of the Borrowers under this clause 3 (Purpose), no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent for the First Utilisation Date

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on or before the First Utilisation Date, the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part I of Schedule 3 (Conditions precedent to the First Utilisation Date) in form and substance satisfactory to the Agent.

4.2	Conditions precedent for any Utilisation (including the first Utilisation)

For any Utilisation (including the first Utilisation), the Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on or before the proposed Utilisation Date the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part II of Schedule 3 (Conditions precedent to any Utilisation (including the first Utilisation)) in form and substance satisfactory to the Agent.

4.3	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of a Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation; and

(b)	the representations and warranties contained in clause 20 (Representations and warranties) deemed to be repeated on those dates are true and correct in all material respects.

4.4	Conditions Subsequent

It shall be a condition subsequent to the Lenders continuing to make the Loans and Commitments available that within the relevant timeline as specified in Part III of Schedule 3

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(Conditions Subsequent to each Utilisation Date) the Agent has received originals or certified copies of all of the documents and other evidence listed in Part III of Schedule 3 (Conditions Subsequent to each Utilisation Date) in form and substance satisfactory to the Agent (acting on the instructions from the Required Lenders).

4.5	Waiver of conditions precedent and conditions subsequent

The conditions specified in this clause 4 (Conditions Precedent) are solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Required Lenders unless it is a non-material matter of administrative or technical character where the Agent may act in its sole discretion), save for conditions which are comprised by clause 34.3.2 (Exceptions) which will be subject to consent from all the Lenders. The Finance Parties shall be notified by the Agent of a waiver granted pursuant to this clause.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrowers may utilise the Facility by delivering to the Agent a duly completed Utilisation Request no later than 10:00 am (London time) three (3) Business Days prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies to which Rig it relates and the amount of the proposed Rig Advance under the CEXIM Facility and the Commercial Facility;

(b)	the proposed Utilisation Date is a Business Day within the applicable Availability Period;

(c)	the amount of the proposed Rig Advance under the CEXIM Facility and the Commercial Facility is in a minimum amount of USD 1,000,000 and which (together with the Loans outstanding) is not more than is available pursuant to clause 2.1 (Facility) and which complies with clause 5.3 (Availability);

(d)	the currency specified is USD; and

(e)	the proposed Interest Period complies with clause 10 (Interest Periods).

5.3	Availability

(a)	Any amount of the Total Commitments not utilised by the expiry of the applicable Availability Period shall automatically be cancelled at close of business in London on such date.

(b)	Only four Utilisations, being one per Rig, may be made under the CEXIM Facility. No CEXIM Facility Loan may subsequently be re-borrowed once repaid.

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(c)	Only four Utilisations, being one per Rig, may be made under the Commercial Facility. No Commercial Facility Loan may subsequently be re-borrowed once repaid.

(d)	Each Utilisation under the Agreement must be made between the CEXIM Facility and the Commercial Facility in the following proportions:

(i)	CEXIM Facility, 70%; and

(ii)	Commercial Facility, 30%,

and no Utilisation can be made under the Agreement in respect of the CEXIM Facility only or the Commercial Facility only or in different proportions to that stated under this clause 5.3(d).

(e)	The Utilisation which relates to Rig 1 must not exceed the lower of (i) USD100,500,000 and (ii) eighty-four point five per cent (84.5%) of the Eligible Contract Price for that Rig.

(f)	The Utilisation which relates to Rig 2 must not exceed the lower of (i) USD98,000,000 and (ii) eighty-four point five per cent (84.5%) of the Eligible Contract Price for that Rig.

(g)	The Utilisation which relates to Rig 3 must not exceed the lower of (i) USD121,000,000 and (ii) fifty-six point one per cent (56.1%) of the Eligible Contract Price for that Rig.

(h)	The Utilisation which relates to Rig 4 must not exceed the lower of (i) USD120,500,000 and (ii) fifty-six point nine per cent (56.9%) of the Eligible Contract Price for that Rig.

(i)	The Loan shall not exceed the lesser of (i) the Total Commitments and (ii) sixty-six point four per cent (66.4%) of the Eligible Contract Price for all of the Rigs.

5.4	Lenders’ participation

Upon receipt of a Utilisation Request, the Agent shall notify each Lender of the details of the requested Loan and the amount of each Lender’s participation in the relevant Loan. If the conditions set out in this Agreement have been met, each Lender shall no later than 10:00 am (London time) on the relevant Utilisation Date make available to the Agent for the account of the Borrowers an amount equal to its participation in the Loan to be advanced pursuant to the relevant Utilisation Request.

6.	REPAYMENT AND REDUCTIONS

6.1	Scheduled Repayments

(a)	The Borrowers shall repay the Rig Advances by consecutive semi annual repayments in the amounts as set out, on an indicative basis, in Schedule 7 (Indicative Repayments/Reductions) and the first repayment shall occur six months after the Utilisation Date in respect of such Rig Advances. The repayments received by the Agent in respect of the Rig Advances shall be applied against each Rig Advance on a pro rata basis as between each Facility.

(b)	On or around the Utilisation Date relating to the Rig Advances in respect of a Rig, the Agent shall (if deemed necessary by the Agent) provide to the Lenders and the Borrowers a repayment and reduction schedule (a “Repayment Schedule”) for the relevant Rig Advances setting out the repayment dates and the amount of each instalment for such Rig. Each Repayment Schedule shall be binding on the Borrowers and the Lenders.

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6.2	Final repayment of each Rig Advance

On the Final Maturity Date the Borrowers shall repay all sums then outstanding under this Agreement and the other Finance Documents in full at such date (if any).

7.	VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Voluntary prepayment

Subject to clause 7.3.6 (Application) below, the Borrowers may, by giving the Agent not less than three (3) Business Days prior written notice, prepay the whole or any part of any Rig Advance (but if in part, in a minimum amount of USD 1,000,000 and in integral multiples of USD 1,000,000 (or such lesser amount as consented to by the Agent)). Each and any prepayment shall relate to one Rig Advance only.

7.2	Voluntary cancellation

The Borrowers may, by giving the Agent not less than three (3) Business Days prior written notice, permanently reduce, cancel or terminate all or part of the unutilised portions of the CEXIM Facility Commitment and Commercial Facility Commitment (but if in part, in a minimum amount of USD 1,000,000 and in integral multiples of USD 1,000,000), provided that any cancellation shall be made on a pro rata basis as between the CEXIM Facility and the Commercial Facility).

7.3	Terms and conditions for prepayments and cancellation

7.3.1	Irrevocable notice

The Borrowers may not prepay or cancel all or part of the Loans except as expressly provided in this Agreement.

Any notice of prepayment or cancellation by the Borrowers under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment or cancellation is to be made and the amount of the prepayment or cancellation.

7.3.2	Additional payments

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

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7.3.3	Time of prepayment and cancellation

The Borrowers shall not repay or prepay all or any part of any Rig Advance or cancel all or any part of the CEXIM Facility Commitment or the Commercial Facility Commitment except at the times and in the manner expressly provided for in this Agreement.

7.3.4	No reinstatement

No amount of the Commitments cancelled nor any amount of any Rig Advance prepaid under this Agreement may subsequently be reinstated. The Borrowers may not utilise any part of the Facility which has been cancelled.

7.3.5	Forwarding of notice of prepayment and cancellation

If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to the Lenders.

7.3.6	Application

Any voluntary cancellation and prepayment made pursuant to this clause 7 shall, in respect of the relevant Rig Advance, be applied pro rata against the CEXIM Facility Loan outstanding and Commercial Facility Loan outstanding in respect of such Rig Advance and against cancellation of the Commitment pro rata on each of the scheduled repayments as set out in Schedule 7 (Indicative Repayments/Reductions) (as amended or replaced from time to time).

7.3.7	Amended Repayment and Reduction Schedule

Upon any such prepayment or cancellation the Agent shall, if applicable, replace Schedule 7 (Indicative Repayments/Reductions) with an amended and new repayment and reduction schedule reflecting the correct scheduled amounts and provide a copy to the Borrowers and the Lenders thereof.

8.	MANDATORY REDUCTION, PREPAYMENT AND CANCELLATION

8.1	Total Loss or sale

(a)	If any of the Rigs are sold or otherwise disposed of in whole or in part, or suffers a Total Loss, on the Disposal Reduction Date, the Loan(s) shall be prepaid with an amount equal to the Disposal Reduction Amount and otherwise in accordance with clause 8.6 (Terms and conditions for prepayments/reductions and cancellation). For the purpose of this clause 8.1 the following definition shall apply:

“Disposal Reduction Amount” means the amount equal to the Loans outstanding plus the Available Commitments multiplied with such proportion as the Market Value of such Rig bears to the aggregate of the Market Values of all the Rigs immediately prior to its Total Loss or completion of its sale or disposal at the date of the Total Loss or completion of the sale or disposal of such Rig;

“Disposal Reduction Date” means, in relation to a Rig:

(i)	where such Rig has become a Total Loss, the date which is the earlier of the date the disposal reduction amount is available and ninety (90) days after such Rig became a Total Loss or such later date as may be agreed in writing by the Agent (acting on the instructions of the Lenders); or

(ii)	where such Rig is sold or otherwise disposed of, the date upon which the sale or disposal of such Rig is completed.

29 (129)

8.2	Illegality and Lender’s financial requirements

If it becomes unlawful under any law, regulation, treaty or directive (whether or not having the force of law) in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	the Agent shall promptly notify the Borrowers (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same and/or the Lenders’ financial status) upon receipt of notification in accordance with paragraph (a) above;

(c)	upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately reduced to zero and cancelled; and

(d)	the Borrowers shall repay that Lender’s participation in the Loans on the last day of the Interest Period occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.3	Minimum Market Value

Upon a non-compliance of clause 24.1 (Minimum Market Value), the Facility shall be repaid or reduced (as applicable) in accordance with clause 8.5 (Terms and conditions for prepayments/reductions and cancellation) on the date falling 60 days after such breach by an amount equal to the amount which is required for the Borrowers to become compliant with clause 24.1 (Minimum Market Value) again.

8.4	Change of control

If

(a)	any of the Obligors (other than the Parent itself) ceases to be a one hundred per cent (100%) owned Subsidiary of the Parent, unless a prior written consent from the Lenders has been given;

(b)	any person, other than Hemen Holding Limited (or a company controlled more than fifty per cent (50%) by the John Fredriksen Family), or group of persons acting in concert, obtains more than fifty per cent (50%) of the voting rights or share capital or otherwise control the appointment of members of the board of directors of the Parent, unless the new controlling shareholder(s) is/are acceptable to the Lenders; or

(c)	Hemen Holding Limited (and/or one or more companies controlled more than fifty per cent (50%) by the John Fredriksen Family) ceases to own a minimum of twenty per cent (20%) or more of the voting rights or share capital or otherwise control the appointment of members of the board of directors of the Parent, unless a prior written consent from the Lenders has been given;

30 (129)

the Total Commitment shall be automatically cancelled and all Loans and other amounts outstanding under the Finance Documents shall be prepaid within sixty (60) days thereafter.

For the purpose of this clause 8.4 the following definitions shall apply:

“John Fredriksen Family” shall mean John Fredriksen, his direct lineal descendants, the personal estate of any of the aforementioned persons and any trust created for the benefit of one or more of the aforementioned persons and their estates.

8.5	Charter Contract termination

(a)	If any Charter Contract in respect of a Rig is terminated (for whatever reason) or ceases to be in force (except as a result of it being a Total Loss) and no Replacement Charter is awarded within one hundred and eighty (180) days of such termination etc., on the one hundred and eightieth (180th) day after such termination etc, the Loan shall be prepaid with an amount equal to the Charter Contract Reduction Amount and otherwise in accordance with clause 8.6 (Terms and conditions for prepayments/reductions and cancellation). If any Charter Contract in force at this date of this Agreement expires through effluxion of time or if a Replacement Charter is entered into pursuant to this clause 8.5, the Borrowers shall provide the Agent with a replacement Schedule 2 (Borrowers, Guarantors and Collateral Rigs) (a “Replacement Schedule”) as soon as practicable, which Replacement Schedule shall, when initialled by the Rig Owners, the Parent and the Agent, shall replace the Schedule 2 (Borrowers, Guarantors and Collateral Rigs) then scheduled to this Agreement.

(b)	For the purpose of this clause 8.5 the following definitions shall apply:

“Charter Contract Reduction Amount” means the amount equal to the Loans outstanding plus the Available Commitments multiplied with such proportion as the Market Value of such Rig bears to the aggregate of the Market Values of all the Rigs immediately prior to the relevant termination, cancellation, rescinding or frustration.

“Replacement Charter” means a drilling contract with a duration exceeding six (6) months including an operating rate of minimum USD 100,000 per day (in respect of a Jack up Rig) or USD 85,000 per day (in respect of a Tender Rig).

8.6	Terms and conditions for prepayments/reductions and cancellation

8.6.1	Application

(a)	Any mandatory prepayments and/or reductions and/or cancellations (as the case may be) shall be applied pro rata against the CEXIM Facility Loan outstanding and the Commercial Facility Loan outstanding and pro rata on each of the scheduled repayments as set out in Schedule 7 (Indicative Repayments/Reductions) other than in respect of a prepayment pursuant to clause 8.2 (Illegality and Lender’s financial requirements).

(b)	Upon any such reduction, the Agent shall, if applicable, replace Schedule 7 (Indicative Repayments/Reductions) with an amended and new repayment and reduction schedule reflecting the correct scheduled amounts and provide a copy to the Borrowers and the Lenders thereof.

31 (129)

8.6.2	Additional payments

Upon any reduction of the Commitments under this clause 8, the Borrowers shall repay the Loans outstanding by an amount sufficient to ensure that the total aggregate amount of the outstanding Loans shall constitute no more than the amount of the Commitment(s) of all the Lenders following the relevant reduction (less any amounts remaining to be drawn in respect of undelivered Rigs), such repayment to be made no later than on the day that the relevant reduction becomes effective. Any such prepayments shall be applied pro rata between the Lenders.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.6.3	No reinstatement

No amount of the Commitments cancelled or repaid under this clause 8 may subsequently be reinstated. The Borrowers may not utilise any part of the Facility which has been cancelled or any of the Facility which has been prepaid under this clause 8.

8.6.4	Forwarding of notice of prepayment and cancellation

If the Agent receives a notice under this clause 8 it shall promptly forward a copy of that notice to the Lenders and the Borrowers (if applicable).

9.	INTEREST

9.1	Calculation of interest

The rate of interest for the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Applicable Margin;

(b)	LIBOR; and

(c)	Mandatory Costs (if any).

9.2	Payment of interest

The Borrowers shall pay accrued interest on each Loan on each Interest Payment Date, however, if the Interest Period is longer than six (6) months, on the date falling at six (6) monthly intervals after the first day of the Interest Period.

9.3	Default interest

If an Obligor fails to pay any amount payable by it under the Finance Documents on its due date, interest shall accrue on the overdue amount from the due date and up to the date of actual payment (both before and after judgment) at a rate determined by the Agent to be two per cent (2.00%) higher than the rate which would have been payable if the overdue amount had, during

32 (129)

the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 9.3 shall be immediately payable by the Obligors on demand by the Agent. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrowers may select an Interest Period (subject to sub-paragraph (d) below) for a Loan in a Utilisation Request or (if a Loan has already been made) in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be received by the Agent not later than 10:00 am (London time) three (3) Business Days before the commencement of that Interest Period.

(c)	If the Borrowers fail to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three (3) months.

(d)	The Borrowers may select an Interest Period of three (3) or six (6) months.

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date, but shall be shortened so that it ends on the Final Maturity Date.

(f)	An Interest Period for the maturing part of a Loan shall not extend beyond the first subsequent scheduled repayment date after the Utilisation Date of such Loan, but shall be shortened so that it ends on such scheduled repayment date.

(g)	Each Interest Period for a Loan shall start on the relevant Utilisation Date or (if already made) on the last day of its preceding Interest Period. The first Interest Period of a Loan shall be shortened so as to be aligned with the next occurring Interest Period of the other Loans.

10.2	Non-Business Day

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Notification of Interest Periods

The Agent will notify the Borrowers and the Lenders of the Interest Periods determined in accordance with this clause 10.

33 (129)

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Market disruption

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	any Mandatory Costs; and

(iii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)	In this Agreement, “Market Disruption Event” means:

(i)	at or about 11:00 am (London time) on the Quotation Day for the relevant Interest Period LIBOR is not available; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from:

(A)	a Lender or Lenders (whose participations exceed fifty per cent (50%) of the Loan); or

(B)	a Lender or Lenders in respect of the Commercial Facility (whose participations in the Commercial Facility exceed fifty per cent (50%) of the Commercial Facility Loan),

that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

11.2	Alternative basis of interest or funding

If a Market Disruption Event occurs and the Agent or the Parent so require, the Agent and the Parent shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest instead of LIBOR. Any alternative basis agreed pursuant to this clause 11.2 shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

11.3	Break Costs

(a)	The Borrowers shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Cost attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Cost for any Interest Period in which they accrue.

34 (129)

12.	FEES

12.1	Commitment fees

The Borrowers shall pay to the Agent (for distribution among the Lenders) a commitment fee of 40% of the Applicable Margin on the Lenders’ Available Commitment accruing from the date of this Agreement and up until and including the Termination Date relative to the final Rig Advance, payable quarterly in arrears on each Quarter Date and on the Termination Date or such other date upon which the Facility is terminated and/or cancelled in full. Any payment under this clause 12.1 which is due to be made on a day which is not a Business Day shall be made on the next Business Day in the same month (if there is one) or the preceding Business Day (if there is not).

12.2	Other fees

The Borrowers shall pay such other fees as set out in the Fee Letters.

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Taxes

13.1.1	No withholding

All payments by the Obligors under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax deduction or withholding is required by law.

13.1.2	Tax gross-up

(a)	The relevant Obligor shall promptly upon becoming aware that it must make a Tax deduction or withholding (or that there is any change in the rate or the basis of a Tax deduction or withholding) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Parent.

(b)	If a Tax deduction or withholding is required by law to be made by an Obligor:

(i)	the amount of the payment due from the Obligor shall be increased to an amount which (after making any Tax deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax deduction or withholding had been required; and

(ii)	that Obligor shall make that Tax deduction or withholding within the time allowed and in the minimum amount required by law.

(c)

Within thirty (30) days of making either a Tax deduction or withholding or any payment required in connection with that Tax deduction or withholding, the Obligor shall deliver to the Agent for the Finance Party entitled to the payment evidence

35 (129)

reasonably satisfactory to that Finance Party that the Tax deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.2	Tax indemnity

The Borrowers shall (within three (3) Business Days of demand by the Agent) pay to the Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for any Tax on Overall Net Income assessed on a Finance Party or to the extent such loss, liability or cost is compensated under clause 13.1.2 (Tax gross-up).

13.3	VAT

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrowers shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.

14.	INCREASED COSTS

14.1	Increased Costs

(a)	The Borrowers shall, upon demand from the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its affiliates which comes as a result of the introduction of or any change in (or in the interpretation, administration or application of) any law, regulation or treaty or any directive of any monetary authority (whether or not having the force of law) (including, but not limited to any laws and regulations implementing new or modified capital adequacy requirements), compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement, the term “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

(c)	A Finance Party intending to make a claim pursuant to this clause 14.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent. Each Finance Party shall as soon as practicable after a demand by the Agent, provide a confirmation showing the amount of its Increased Costs.

36 (129)

14.2	Exceptions

Clause 14.1 does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax deduction or withholding required by law to be made by any Borrower;

(b)	compensated for by clause 13.1.2 (Tax gross-up) or clause 13.2 (Tax Indemnity); or

(c)	attributable to gross negligence or the wilful misconduct by the relevant Finance Party or its affiliates of any law or regulation.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against a Borrower or any other Obligor; or

(ii)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings,

the Borrowers shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each of the Obligors waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrowers shall within three (3) Business Days of demand, indemnify each Finance Party against any documented costs, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	any Environmental Claim;

(c)	a failure by an Obligor to pay any amount due under the Finance Documents on its due date, including without limitation, any cost, loss or liability arising as a result of clause 29 (Sharing among the Finance Parties);

(d)	the funding, or making arrangements to fund, its participation in the Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(e)	a Loan (or part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

37 (129)

15.3	Indemnity to the Agent, the Security Agent, Mandated Lead Arrangers and Bookrunners

The Borrowers shall promptly on demand indemnify the Agent, Security Agent, the Mandated Lead Arrangers, the Bookrunners and any Lenders against any and all documented Losses incurred by the Agent, Security Agent, the Mandated Lead Arrangers, the Bookrunners or any Lenders (acting properly) as a result of:

(a)	without prejudice to clause 27.9 as applied by clause 27.22 to the Security Agent, investigating any event which it reasonably believes is a possible Event of Default; or

(b)	acting or verifying any notice, request or instruction which it reasonably believes to be genuine, correct or appropriately authorised; or

(c)	any action taken by the Agent or the Security Agent or any of their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents; or

(d)	making a demand under clause 18 (Guarantee and Indemnity) or enforcing any security under a Security Document.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

Without in any way limiting the obligations of the Borrowers hereunder, each Finance Party shall, in consultation with the Parent, take all reasonable steps for a period of fifteen (15) Business Days to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of:

(a)	clause 8.2 (Illegality and Lender’s financial requirements);

(b)	clause 13 (Tax gross-up and indemnities); and

(c)	clause 14 (Increased Costs),

including (but not limited to) transferring its rights and obligations under the Finance Documents to another affiliate.

A Finance Party is not obliged to take any steps under this clause 16.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

38 (129)

16.2	Replacement of a Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 13 (Tax gross-up and indemnities); or

(ii)	any Lender claims indemnification from the Borrowers under clause 14 (Increased costs),

the Parent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in each Loan or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Parent has given notice under paragraph (a) above (or, if earlier, the date specified by the Parent in that notice), the Borrowers shall repay that Lender’s participation in each Loan.

(d)	The Parent may, in the circumstances set out in paragraph (a) above, on ten (10) Business Days’ prior consultation with the Agent and the relevant Lender, replace that Lender by requiring that Lender to transfer (and, to the extent permitted by law, that Lender shall transfer) pursuant to clause 26 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Parent which confirms its willingness to assume and does not assume all the obligations of the transferring Lender in accordance with clause 26 (Changes to the Parties) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the aggregate of:

(i)	the outstanding principal amount of such Lenders’ participation in each Loan;

(ii)	all accrued interest owing to such Lender;

(iii)	the Break Costs which would have been payable to such Lender pursuant to clause 11.3 (Break Costs) had the Borrowers prepaid in full that Lender’s participation in the Loan on the date of the transfer; and

(iv)	all other amounts payable to that Lender under the Finance Documents on the date of the transfer.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	neither the Borrowers or the Parent shall have any right to replace the Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

39 (129)

16.3	Indemnity

The Borrowers shall indemnify each Finance Party for all documented costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation) and 16.2 (Replacement of a Lender).

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrowers shall promptly on demand pay to the Agent or the Security Agent, as the case may be, the amount of all documented costs and expenses (including legal fees) properly incurred by any of the Lenders and the Security Agent in connection with the negotiation, preparation, printing, perfection, execution, registration and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment and enforcement costs, etc

The Borrowers shall, within three (3) Business Days of demand, reimburse the Agent, the Security Agent or another Finance Party for the amount of all costs and expenses (including legal fees) incurred by it in connection with:

(a)	the granting of any release, waiver or consent under the Finance Documents;

(b)	any amendment or variation of any of the Finance Documents; and

(c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents;

(b)	undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable,

40 (129)

invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that Obligor under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 18.1 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this clause 18 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 18 including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

41 (129)

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 18.

18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 18:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantors has given a guarantee, undertaking or indemnity under this clause 18;

(e)	to exercise any right of set-off against any other Obligor; and/or

(f)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

42 (129)

If a Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 30 (Payment Mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.9	Maximum Liability

Notwithstanding anything to the contrary contained in this Agreement or any of the Finance Documents including this clause 18, the total and aggregate liability of each Guarantor hereunder shall be limited to USD 550,000,000 (maximum outstanding sums owed under the Finance Documents), plus any interest and costs.

19.	SECURITY

19.1	Security

(a)	The Obligors’ obligations and liabilities under the Finance Documents, including (without limitation) each Borrower’s obligation to repay the Facility together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Obligors towards the Finance Parties in connection with the Finance Documents, shall at any and all times until all amounts due to the Finance Parties hereunder have been paid and/or repaid in full, be secured by:

(i)	the Mortgages;

(ii)	the Account Security;

(iii)	the General Assignments; and

(iv)	the Share Charges.

(b)	Each of the Obligors undertakes to ensure that the above Security Documents are duly executed by the parties thereto in favour of the Security Agent (on behalf of the Finance Parties) on the date(s) required under this Agreement and are legally valid and in full force and effect on such dates.

(c)	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require):

(i)

to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of

43 (129)

the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

(d)	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent by or pursuant to the Finance Documents.

20.	REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warrants to each Finance Party as follows:

20.1	Status

Each Obligor is a limited liability company, duly incorporated, organised and validly existing under the laws of the jurisdiction of their incorporation as set out in Schedule 8 (Corporate Structure) and registration and have the power to own their assets and carry on their business as they are currently being conducted.

20.2	Binding obligations

(a)	Subject to (b) below, the Finance Documents to which any Obligors are a party constitute legal, valid, binding and enforceable obligations, and each Security Document creates the security interests which that Security Document purports to create and those security interests are, or will be, legal, valid, binding and enforceable securities with the priority designated therein, and no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable in accordance with their terms against the Obligors, save for the registration of the Mortgages with the relevant Ship Registry which shall be completed prior to or on the relevant Utilisation Date (and the registration of the relevant Security Documents (if any) with the relevant Company Register of the Obligors which shall be completed within the applicable time limit in each relevant jurisdiction).

(b)	Finance Documents which according to this Agreement are not deemed to be delivered until the First Utilisation Date or subsequent Utilisation Date, will be in compliance with (a) above from the First Utilisation Date or subsequent Utilisation Date respectively.

44 (129)

20.3	No conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation or any order or decree of any judicial or official agency or court;

(b)	any constitutional documents of such Obligor; or

(c)	the Charter Contracts or any agreement or document to which it is a party or by which it is bound.

20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary corporate actions to authorise its entry into and delivery of, performance, validity and enforceability of the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Authorisations and consents

All authorisations, approvals, consents and other matters, official or otherwise, required (i) in connection with the entering into, performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby and thereby and (ii) for it to carry on its business as currently being conducted have been obtained or effected and are in full force and effect.

20.6	Taxes

It has complied with all taxation laws in all jurisdictions where it is subject to taxation and has paid all Taxes and other amounts due to governments and other public bodies. No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies save as disclosed to the Lenders pursuant to clause 23.4 (Taxation). It is not required to make any withholdings or deductions for or on account of Tax from any payment it may make under any of the Finance Documents.

20.7	No Default

No Event of Default, Default or any prepayment event pursuant to clause 8 (Mandatory Reduction, Prepayment and Cancellation) is existing or might reasonably be expected to result from the making of the Utilisation or the entry into and performance of or any transaction contemplated by any of the Finance Documents. No other event or circumstance is outstanding which (in the reasonable opinion of the Agent or the Required Lenders) constitutes a default or (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might constitute a default under any Charter Contracts, other agreement or instrument which is binding on it or any of its Subsidiaries (if any) or to which its (or any of its Subsidiaries’ (if any)) assets are subject and which has or might have a Material Adverse Effect.

45 (129)

20.8	No misleading information

Any factual information, documents, exhibits or reports relating to the Obligors and their respective Subsidiaries and which have been furnished to the Finance Parties by or on behalf of the Obligors are complete and correct in all material respects and do not contain any misstatement of fact or omit to state a fact making such information, exhibits or reports misleading in any material respect or no omission to disclose any off-balance sheet liabilities or other information, documents or agreements which if disclosed could reasonably be expected to affect the decision of a Finance Party to enter into a Finance Document.

20.9	Original Financial Statements

(a)	Complete and correct. The Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to clause 21 (Information Undertakings), save as disclosed to an Exchange, fairly and accurately represent the assets, liabilities and the financial condition of the Obligors and their respective Subsidiaries and have been prepared in accordance with Accounting Principles consistently applied.

(b)	No undisclosed liabilities. As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to clause 21 (Information Undertakings), none of the Obligors or any of its Subsidiaries had any material liabilities, direct or indirect, actual or contingent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Original Financial Statements, the most recent delivered financial information or in the notes thereto (save as disclosed to an Exchange).

(c)	No material change. Since the date of the Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to clause 21 (Information Undertakings), there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of any Obligor or its Subsidiaries which might have a Material Adverse Effect.

20.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations preferred by mandatory law applying to companies generally.

20.11	No proceedings pending or threatened

No litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings (private or public) of or before any court, arbitral body or agency, which if adversely determined, might reasonably be expected to have a Material Adverse Effect, have been started or are pending or (to the best of its knowledge and belief) have been threatened against it.

20.12	No existing Security Interest

Save as described in clause 19 (Security), as from the First Utilisation Date, no Security Interest exists over all or any of the present or future revenues or assets of any Obligor relating to assets

46 (129)

which are or will become the subject of the Security Documents and all of the Obligors’ rights, title and interest are freely assignable and chargeable in the manner contemplated by the Security Documents.

20.13	No immunity

The execution and delivery by it of each Finance Document to which it is a party constitute, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and it will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to any Finance Document.

20.14	No winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.

20.15	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach (in the opinion of the Agent or the Required Lenders) has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

20.16	Environmental laws

(a)	Each Obligor is in compliance with clause 23.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which (in the opinion of the Agent or the Required Lenders) has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim and no other event or circumstances is outstanding which (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might constitute an Environmental Claim has been commenced or is pending (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, which (in the opinion of the Agent or the Required Lenders) have or are reasonably likely to have a Material Adverse Effect.

47 (129)

20.17	Ownership

The Parent owns (directly or indirectly) 100% of the shares and the ownership interests in each of the Rig Owners and the Intra-Group Charterers as described in Schedule 8 (Corporate Structure) hereto.

20.18	The Rigs

Each of the Rigs is (or will be at the time of delivery, as the case may be):

(a)	in the absolute ownership of the relevant Rig Owner described in Schedule 2 (Borrowers, Guarantors and Collateral Rigs) hereto free and clear of all encumbrances (other than current crew wages and the relevant Mortgage) and, the respective Rig Owner will be the sole, legal and beneficial owner of such Rig;

(b)	registered in the name of the relevant Rig Owner as described in Schedule 2 (Borrowers, Guarantors and Collateral Rigs) with a Ship Registry;

(c)	operationally seaworthy in every way and fit for service; and

(d)	classed with a classification society acceptable to the Required Lenders, free of all overdue requirements and recommendations.

20.19	No money laundering

It is acting for its own account in relation to the Facility and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which an Obligor is a party, and the foregoing will not involve or lead to contravention of any law or regulation applicable to it (including, without limitation, Directive 2005/60/EF (Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing) amending Council Directive 91/308, as amended from time to time);

20.20	Corrupt practices

It has observed, and to the best of its knowledge and belief, parties acting on its behalf have observed in the course of acting for it, all applicable laws and regulations relating to bribery or corrupt practices.

20.21	Material Adverse Effect

No event or circumstance has occurred which has had, or could reasonably be expected to have, a Material Adverse Effect.

20.22	Repetition

The representations and warranties set out in this clause 20 are deemed to be made by each of the Obligors on the date of this Agreement and shall be deemed to be repeated:

(a)	on the date of a Utilisation Request;

(b)	on each Utilisation Date;

48 (129)

(c)	on the first day of each Interest Period; and

(d)	in each Compliance Certificate forwarded to the Agent pursuant to clause 21.2 (Compliance Certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

21.	INFORMATION UNDERTAKINGS

The Parent gives the undertakings set out in this clause 21 to each Finance Party and such undertakings shall remain in force throughout the Security Period;

21.1	Financial statements

The Parent shall supply to the Agent in sufficient copies for all of the Lenders:

(a)	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of the Obligors’ financial year respectively;

(i)	the Parent’s audited consolidated financial statements; and

(ii)	each of the Rig Owner’s and the remaining Guarantor’s audited (to the extent applicable) unconsolidated accounts for that financial year;

(b)	as soon as the same become available, but in any event within seventy (70) days after each relevant Quarter Date, the Parent’s consolidated unaudited financial statements for that financial quarter;

(c)	as soon as the same become available, but in any event no later than 70 days after 30 June and 31 December each calendar year copies of the Group’s Cash Flow Projections for the following four (4) calendar years after such dates; and

(d)	any other financial information as the Agent or any of the Lenders may from time to time reasonably request.

21.2	Compliance Certificate

The Parent shall supply to the Agent, with each set of financial statements delivered pursuant to clause 21.1 (Financial statements), a Compliance Certificate signed by an authorised officer of the Parent setting out (in reasonable detail) inter alia computations as to compliance with clause 22 (Financial Covenants) as at the date at which those financial statements were drawn up together with any relevant supporting documentation enabling the Lenders to determine and monitor the Parent’s compliance with clause 22 (Financial Covenants), clause 24.1 (Minimum Market Value) and clause 24.3 (Insurances) together with confirmation that the Rigs are either employed on the contracts described in Schedule 2 (Borrowers, Guarantors and Collateral Rigs) hereto or, in the circumstances set out in clause 8.5 (Charter Contract termination), are employed in contract with a counterparty and on terms satisfactory to the Required Lenders.

21.3	Requirements as to financial statements

The Parent shall procure that each set of financial statements delivered pursuant to clause 21.1 (Financial statements) consist of balance sheets, profit and loss statements and cash flow analysis and is prepared using Accounting Principles, accounting practices and financial

49 (129)

reference periods consistent with those applied in the preparation of the Original Financial Statements for each of the Obligors, as the case may be, unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in Accounting Principles, the accounting practices or reference periods and its Auditors deliver to the Agent:

(a)	a description of any change necessary for those financial statements to reflect Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 22 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.4	Information - miscellaneous

The Parent shall notify the Agent and/or supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Parent (and by each of the Obligors, to the extent requested by the Agent) to its shareholders, or to or from its creditors generally at the same time as they are dispatched;

(b)	immediately upon becoming aware of them; breaches of contracts, the details of any litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings which are current, threatened, alleged or pending against any of the Obligors and which (in the opinion of the Agent or the Required Lenders) might, if adversely determined, be reasonably expected to have a Material Adverse Effect;

(c)	immediately such further information regarding the business, properties, assets and operations (financial or otherwise) of the Obligors and its Subsidiaries as any Finance Party (through the Agent) may reasonably request;

(d)	all filings with or reports forwarded to any Exchange; and

(e)	such updates of forecasts as the Agent may reasonably request.

21.5	Notification of Default

The Parent shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

50 (129)

21.6	Notification of Environmental Claims

The Parent shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any material Environmental Claim has been commenced or (to the best of the Obligors’ knowledge and belief) is threatened against any of the Obligors, any of the Intra-Group Charterers or any of the Rigs; and

(b)	of any incident, event, fact or circumstances which will or are reasonably likely to result in any material Environmental Claim being commenced or threatened against any of the Obligors, any of the Intra-Group Charterers or any of the Rigs.

21.7	“Know your customer” checks

If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent, the Security Agent or any Lender (or, in the case of any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of any prospective new Lender, on behalf of any prospective new Lender) in order for the Agent, the Security Agent, such Lender or, in the case of any prospective new Lender, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

Each Lender shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for the Agent or the Security Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.	FINANCIAL COVENANTS

The financial covenants in this clause 22 are granted in favour of each Finance Party by the Parent and such financial covenants shall remain in force throughout the Security Period.

22.1	Minimum Liquidity

The Parent will procure that the Minimum Liquidity of the Group will not fall below USD 150,000,000.

51 (129)

22.2	Leverage Ratio

The Parent will procure that throughout the term of this Agreement the Leverage Ratio of the Group will not exceed 4.5:1.

22.3	Interest Cover Ratio

The Parent will procure that the Group’s Interest Cover Ratio shall be minimum 2.5:1 throughout the term of this Agreement.

22.4	Current Ratio

The Parent will procure that the Group’s Current Ratio is minimum 1:1 throughout the term of this Agreement.

22.5	Equity Ratio

The Parent will procure that the Group’s Equity Ratio shall not be less than 30 per cent throughout the term of this Agreement.

22.6	Financial testing

The financial covenants set out in this clause 22 shall be calculated in accordance with Accounting Principles and tested by reference to the latest financial statements (whether audited or unaudited) and each Compliance Certificate, and presented to the Agent in satisfactory form and substance.

23.	GENERAL UNDERTAKINGS

Each Obligor gives the undertakings set out in this clause 23 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

23.1	Authorisations etc.

Each of the Obligors shall promptly:

(a)	obtain, comply and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent (if so requested) of, any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

23.2	Compliance with laws

Each of the Obligors shall, and shall procure that each member of the Group will, comply, in all respects with all laws and regulations and constitutional documents to which it and the Rigs may be subject, where failure to do so, in the opinion of the Agent or the Required Lenders, has or is reasonably likely to have a Material Adverse Effect.

52 (129)

23.3	Environmental compliance

Each Obligor shall (and shall ensure that each member of the Group will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so, (in the opinion of the Agent or the Required Lenders) has or is reasonably likely to have a Material Adverse Effect.

23.4	Taxation

(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 21.1 (Financial statements); and

(iii)	such payments can be lawfully withheld and failure to pay such Taxes does not (in the opinion of the Agent or the Required Lenders) have or is not likely to have a Material Adverse Effect.

(b)	None of the Obligors may change its residence for Tax purposes.

23.5	Pari passu ranking

Each of the Obligors shall ensure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the jurisdictions of their incorporation or in the jurisdiction in the ports of calls.

23.6	Title

Each Rig Owner shall (or will as of the time of delivery of a Rig, as the case may be), and the Parent shall procure that all Intra-Group Charterers will (to the extent applicable), hold full legal title to and own the entire beneficial interest in the Rigs, the Insurances and their Earnings, free of any Security Interest and other interests and rights of every kind, except for those created by the Finance Documents and as set out in clause 23.7 (Negative pledge).

53 (129)

23.7	Negative pledge

(a)	None of the Rig Owners shall create or permit to subsist any Security Interest save for Permitted Encumbrances over any of its present or future undertakings, property, assets, rights or revenues (whether secured by the Security Documents or not).

(b)	None of the Intra-Group Charterers shall create or permit to subsist any Security Interest save for Permitted Encumbrances over any of its present or future undertakings, property, assets, rights or revenues that are subject to any Security Interest by the Security Documents.

23.8	Change of business

Except with the prior written consent of the Required Lenders, the Obligors will not, and shall procure that no other member of the Group will, cease to carry on or make any change in all or any part of its business and activities as conducted as of the date hereof, or carry on any other business, except for similar related business as presently conducted. The Parent will not change the place of its jurisdiction or its organisation without the prior written consent of the Required Lenders.

23.9	Finance Documents

The Obligors shall perform all of their obligations under the Finance Documents at all times in the manner and upon the terms set out therein.

23.10	Undertaking to procure subordination of additional debt

Subject to clause 23.7 (Negative pledge), the Obligors undertake to procure (in terms acceptable to the Required Lenders) the subordination, in point of payment and priority, of any Financial Indebtedness attributable to any Rig Owners to any debt created pursuant to this Agreement.

23.11	Mergers and demergers

Except with the prior written consent of the Required Lenders, the Obligors will not (i) enter into any merger or consolidation with any other company unless with another Group member and each Obligor will survive as a separate legal entity remaining bound in all respects by its obligations and liabilities under the Finance Documents, (ii) demerge itself into any two or more companies or (iii) undertake any other form of corporate restructuring.

23.12	Financial year

Except with the prior written consent of the Required Lenders, the Obligors will not, and shall procure that no other member of the Group will, alter its financial year end (currently 31 December as of the date of this Agreement).

23.13	Bank accounts

(a)

It shall pay and credit all its Earnings (excluding service income for manning, services and procurement etc. held with separate third party contractors for the purpose of optimising the fiscal structure of the drilling operations) to the Earnings Accounts and maintain all its Earnings Accounts with the Account Bank pursuant to the Account

54 (129)

Bank Agreement, unless otherwise agreed to by the Security Agent (on behalf of all Lenders) and subject to satisfactory security arrangements being entered into in favour of the Finance Parties.

(b)	It shall procure that the Earnings which derive from the Charter Rates are paid to the Earnings Accounts as soon as possible after the receipt by such Intra Group Charterer of the Charter Rate or any other rate or hire for the relevant Rig.

23.14	Dividends of the Parent and Rig Owners

23.14.1	The Parent may

(a)	pay dividends (or make any other distributions to its shareholders),

(b)	buy-back its own common stock and/or

(c)	make new material investments in any company, shares, common stock or enter into any kind of new forward contracts (including total return swaps),

only to the extent that:

(i)	no Default is continuing or would result from the proposed transaction, and

(ii)	after giving effect to such transaction, the Parent and its Subsidiaries are in compliance with the Financial Covenants set out in clause 22 (Financial Covenants) of this Agreement.

23.14.2	The Rig Owners may pay dividends (or make any other distributions to its shareholders), only to the extent that:

(iii)	no Default is continuing or would result from the proposed transaction, and

(iv)	after giving effect to such transaction, the Parent and its Subsidiaries are in compliance with the Financial Covenants set out in clause 22 (Financial Covenants) of this Agreement.

23.15	Restrictions on indebtedness

(a)	None of the Rig Owners shall incur, create or permit to subsist any Financial Indebtedness other than as incurred under the Finance Documents.

(b)	The restrictions in paragraph (a) above do not apply to;

(i)	Hedging. Indebtedness incurred under any interest rate or foreign exchange agreement entered into in the ordinary course of business and which are not of a speculative nature and which is subordinated in point of payment and priority to any debt created pursuant to this Agreement;

(ii)	Intercompany loans. Loans and advances made to the Rig Owners by members of the Group on the conditions that the Loans are subordinated and unsecured in form and substance satisfactory to the Agent;

(iii)	Required Lenders. Financial Indebtedness consented to by the Required Lenders.

(c)	To the extent that there are at any time loans between members of the Group, which are or may affect the ability of the Borrowers or the Guarantors in fulfilling its or their obligations to the Finance Parties under this Agreement, such loans will be subordinated to the rights of the Finance Parties under the Finance Documents.

55 (129)

23.16	Transactions with Affiliates

Each Obligor shall (and shall procure that each Subsidiary will) procure that all transactions entered into with an Affiliate are made on market terms and otherwise on arm’s length terms.

23.17	Disposals

Subject to clause 8 (Mandatory Reduction, Prepayment and Cancellation), no Obligor shall:

(a)	enter into a single transaction or series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, or otherwise dispose of any Rig or other asset being the subject of a Security Interest pursuant to the Security Documents or the whole or a substantial part of its other assets; or

(b)	enter into a single transaction or series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, or otherwise dispose of its assets other than made on market value and arm’s length terms, without the prior written consent of the Required Lenders.

23.18	Financial Support

None of the Rig Owners shall provide, procure, create or permit to subsist any Financial Support (including contingent support) other than:

(a)	Financial Support permitted pursuant to the Finance Documents;

(b)	Financial Support consented to by the Required Lenders; or

(c)	the issuance of performance guarantees to any ultimate charterer of a Rig.

23.19	Centre of Main Interest

None of the Obligors shall change its centre of main interest or establishment to another jurisdiction without obtaining the prior written consent from the Required Lenders.

23.20	Assignment of contracts

If an Event of Default has occurred and is continuing the Obligors will, upon the Agent’s request, use their best endeavours to have assigned or transferred the rights and obligations under contracts pertaining to the Rigs (with members of the Group as well as ultimate charterers) or any of them to one or several parties nominated by the Agent (which may include assigning such rights to the Security Agent).

56 (129)

23.21	Sale or Total Loss of a Rig

Subject to clause 23.17 (Disposals), the Obligors will ensure that a Rig is not sold in whole or in part without prior written notice to the Agent, and in the event of such sale or in the event of a Total Loss, make such prepayment as provided for in clause 8.1 (Total Loss or sale) and comply with clause 24.13 (Total Loss).

23.22	Investment Restrictions

(a)	Subject to clause 23.14 (b) and (c) (Dividends of the Parent and Borrowers) and subject to paragraph (b) below, neither the Parent nor its Subsidiaries (other than the Rig Owners) shall make any investments and acquisitions unless:

(i)	after giving effect to any such investment, the Parent and its Subsidiaries are in pro forma (“pro forma” meaning that the calculation of the financial covenants shall take into account any effect of the investment or acquisition made) compliance (evidenced by adjusted financial calculations taking into account any effect of the investment or acquisition made) with the financial covenants set out in clause 22 (Financial Covenants) of this Agreement; and

(ii)	no Default is continuing or would result from the proposed investment and acquisition.

(b)	None of the Rig Owners shall make any further investments or acquisitions, except for any capital expenditure or investments related to ordinary upgrade or maintenance work of the Rigs.

23.23	Ownership

(a)	The Parent shall keep one hundred per cent (100%) ownership (capital and voting rights) in each of the Rig Owners and the Intra-Group Charterers either directly or indirectly.

(b)	Immediately upon a change to the ownership structure as set out in Schedule 8 (Corporate Structure), the Parent shall advise the Lenders of such change.

23.24	Corrupt Practices

Each Obligor shall act in compliance with all applicable laws and regulations relating to bribery and corrupt practices and shall use all reasonable endeavours to procure that any person acting on its behalf acts in such manner in the course of acting for it.

24.	RIG COVENANTS

The Obligors give the undertakings set out in this clause 24 to each Finance Party and such undertakings shall remain in force throughout the Security Period;

24.1	Minimum Market Value

The Obligors will procure that the Market Value of all the Rigs (taken in aggregate) is (i) at least one hundred and twenty per cent (120%) of the sum of the Loans outstanding from the First Utilisation Date until the second anniversary thereafter and (ii) at least one hundred and thirty five per cent (135%) of the sum of the Loans outstanding from the second anniversary of the First Utilisation Date until the Final Maturity Date.

57 (129)

24.2	Market Valuation of the Rigs

The Parent shall (at its own expense) (i) arrange for the Market Value of each of the Rigs to be determined and valued for the purpose of every Compliance Certificate to be delivered to the Agent pursuant to clause 21.2 (Compliance Certificate) for the financial quarters ending 30 June and 31 December each year and (ii), if an Event of Default has occurred and is continuing, upon the Agent’s request, arrange for the Market Value of each of the Rigs to be determined.

24.3	Insurance

(a)	Each Obligor shall maintain or ensure that each of the Rigs is insured against such risks, including the following risks, Hull and Machinery, Protection & Indemnity (including an adequate club cover for pollution liability as normally adopted by the industry for similar rigs), Hull Interest and/or Freight Interest and War Risk (including piracy, terrorism and confiscation) insurances, in such amounts and currencies, on such terms (always applying Norwegian law and including the terms of the Norwegian Marine Insurance Plan of 1996, version 2010 (as amended from time to time)) and with such insurers and placed through insurance brokers as the Agent shall approve as appropriate for an internationally reputable major drilling contractor. The Parent shall seek the approval of the Agent in writing, on behalf of the Lenders, prior to placing any insurances through any captive vehicle.

(b)	The insurance value of each of the Rigs shall at all times be at least equal to or higher than the Market Value of each of the Rigs. The aggregate insurance value of the Rigs, shall at all times be at least equal to the higher of the Market Values of the Rigs and one hundred and twenty per cent (120%) of the Total Commitments.

(c)	The value of the Hull and Machinery insurance shall cover at least eighty per cent (80%) of the Market Value of each of the Rigs and the aggregate insured values in the hull and machinery insurances of the Rigs, shall at all times be at least equal to the Total Commitments.

(d)	Each Obligor shall procure that the Security Agent (on behalf of the Finance Parties) is noted as first priority mortgagee and sole loss payee in the insurance contracts, together with the confirmation from the underwriters to the Security Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (with a monetary threshold of USD 25,000,000) are noted in the insurance contracts and that standard letters of undertaking confirming this are executed by the insurers, always provided that the evidence thereof is in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties). The Parent shall provide the Finance Parties with details of terms and conditions of the insurances and break down of insurers.

(e)	Not later than seven (7) days prior to the expiry date of the relevant Insurances, the Parent shall procure the delivery to the Agent of a certificate from the insurance broker(s) or the Insurers, confirming that the Insurances referred to in paragraph (a) have been renewed and taken out in respect of the Rigs with insurance values as required by paragraph (b), that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties) have been noted as first priority mortgagee by the relevant insurers.

58 (129)

(f)	The Agent may effect:

(i)	at the Lenders’ expense and for the exclusive benefit of the Security Agent and the Lenders mortgagees’ interest insurance and/or, subject to clause 24.3(f)(ii) below, at the Lenders’ expense and for the exclusive benefit of the Security Agent and the Lenders, mortgagees’ additional perils and pollution insurance on such terms as the Agent may approve; and

(ii)	at the Borrowers’ expense and for the exclusive benefit of the Lenders and the Security Agent when any of the Rigs is or may be located in an Area (as defined therein), insurance policies such as mortgagees’ additional perils and pollution insurance on such terms as the Agent may approve. The Parent will notify the Agent in writing prior to any Rig entering an Area (as defined herein). The term “Area” will mean the territorial waters of the United States of America or the Exclusive Economic Zone (as defined in the US Oil Pollution Act, 1990) or the territorial waters of any other jurisdiction having (in the Agent’s reasonable opinion) similar or comparable pollution or environmental protection legislation specified from time to time by the Agent to the Parent.

(g)	If any of the Insurances referred to in paragraph (a) form part of a fleet cover, the Parent shall procure that the insurers shall undertake to the Security Agent that they shall neither set-off against any claims in respect of any of the Rigs any premiums due in respect of other rigs under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other rigs under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of each of the Rigs if and when so requested by the Security Agent.

(h)	The Parent shall procure that the Rigs always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)	No Obligor will make any material change to the Insurances described under paragraphs (a) and (b) above without the prior written consent of the Agent (on behalf of the Lenders).

(j)	Each of the Insurances shall be reviewed, at the cost of the Borrowers, by the Lender’s insurance advisor on an annual basis and on each date on which the Insurances are due for renewal if so required by the Agent.

24.4	Alteration to the Rigs

Each Obligor shall ensure that no Rig is materially altered except as necessary in the ordinary course of business and upon prior written notice to the Agent, and then only if and to the extent such alteration is carried out in accordance with the terms of the contractual obligations pertaining to the said Rig existing at the date of this Agreement.

59 (129)

24.5	Conditions of the Rigs

Each Obligor shall ensure that the Rigs are maintained and preserved in good working order and repair and operated in accordance with good internationally recognized standards, complying with the ISM Code and the ISPS Code (to the extent applicable, and if not applicable, to conduct its affairs in accordance with prudent industry practices) and all other marine safety and other regulations and requirements from time to time applicable to vessels registered in the relevant Ship Registry under the relevant flag and applicable to vessels trading in any jurisdiction in which the Rigs may operate from time to time.

24.6	Trading, Classification and repairs

The Obligors shall keep or shall procure that:

(a)	the Rigs are kept in a good, safe and efficient condition and state of repair consistent with prudent ownership and management practice;

(b)	that the Rigs maintain their class at the highest level with Det Norske Veritas, Lloyd’s Register, American Bureau of Shipping or another classification society approved by the Required Lenders, free of any overdue recommendations and qualifications;

(c)	they comply with the laws, regulations (statutory or otherwise), constitutional documents and international conventions applicable to the classification society, the Ship Registry, the Obligors (ownership, operation, management and business) and to the Rigs in any jurisdiction in which any of the Rigs or the Obligors may operate from time to time;

(d)	none of the Rigs enter the territorial waters (twelve (12) mile limit) of the United States of America unless (i) it is an emergency situation, (ii) if no Event of Default has occurred and is continuing, upon obtaining the prior written consent from the Agent, or (iii) if an Event of Default has occurred and is continuing, upon obtaining the prior written consent of the Lenders; and

(e)	they provide the Agent of evidence of such compliance upon request from the Agent.

24.7	Notification of certain events

The Parent shall immediately notify the Agent of:

(a)	any accident to any of the Rigs involving repairs where the costs will or are likely to exceed USD 25,000,000 (or the equivalent amount in any other currency);

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, immediately complied with;

(c)	any exercise or purported exercise of any capture, seizure, arrest or lien on any of the assets secured by the Security Documents;

(d)	any occurrence as a result of which any of the Rigs has become or is, by the passing of time or otherwise, likely to become a Total Loss.

60 (129)

24.8	Operation of the Rigs

Each Obligor shall comply, and procure that any charterer and manager complies in all material respects with all Environmental Laws and all other laws or regulations relating to the Rigs, their ownership, operation and management or to the business of the Obligor and shall not employ any of the Rigs nor allow their employment:

(a)	in any manner contrary to law or regulation in any relevant jurisdiction; and

(b)	in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of any of the Rigs unless the Parent has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for good shipowners trading Rigs within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

24.9	ISM Code, ISPS Code etc.

Each Borrower shall comply and shall procure that a charter and/or manager comply with the ISM Code, ISPS Code, Marpol and any other international maritime safety regulation relevant to the operation and maintenance of the Rigs and provides copies of certificates evidencing such compliance to the Agent upon written request thereof.

24.10	Inspections and class records

(a)	The Obligors shall permit, and shall procure that any charterers and/or managers permit, one person appointed by the Agent to inspect upon the Agent giving prior written notice each of the Rigs once a year, as long as such inspection does not interfere with the operation of the Rigs. Such inspection shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case it shall be for the account of the Borrowers.

(b)	The Parent shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Rigs.

24.11	Surveys

The Parent shall submit to or cause the Rigs to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the Ship Registry of the Rigs and if consented to by the Agent pursuant to clause 24.14 (Ship Registry, name and flag) such parallel Ship Registry of the Rig.

24.12	Arrest

The Obligors shall promptly pay and discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any of the Security Interests each Security Document creates or purports to create;

61 (129)

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any of the Security Interests each Security Document creates or purports to create; and

(c)	all other outgoings whatsoever in respect of any of the Security Interests each Security Document creates or purports to create,

and forthwith upon receiving a notice of arrest of any of the Rigs, or their detention in exercise or purported exercise of any lien or claim, the Parent shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

24.13	Total Loss

In the event that any of the Rigs shall suffer a Total Loss, the Obligors shall, within a period of ninety (90) days after the Total Loss Date, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall be paid to the Agent for application in accordance with clause 8.1 (Total Loss or sale).

24.14	Ship Registry, name and flag

The Borrowers shall:

(a)	procure that each of the Rigs is registered in the name of the respective Rig Owner as described in Schedule 2 (Borrowers, Guarantors and Collateral Rigs) hereto in the relevant Ship Registry; and

(b)	not change the Ship Registry, name or flag of any of the Rigs or parallel register a Rig in any Ship Registry without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed). If such change would be to a Ship Registry, flag, or parallel register which is not generally recognised by the oil industry, then such change is subject to the prior written consent of all of the Lenders. The Agent may determine whether a register or flag is “generally recognised”, upon consultation with the Lenders, and the Agent may pursuant to clause 27.7 (Rights and discretions of the Agent), rely upon the advice of experts and/or advisors appointed by it to make such determination.

24.15	Management

A company (being a wholly owned Subsidiary of the Parent or, in the case of any Rig operating in Malaysian territorial waters, Tioman Drilling Limited which shall at all times be at least forty nine per cent (49%) owned by the Parent) shall perform management services in respect of the Rigs, and no material change or any adverse change (having an adverse effect on the Finance Parties rights and/or obligations under the Finance Documents) shall be made to such management arrangements without the prior written consent of the Agent (not to be unreasonably withheld or delayed).

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this clause 25 is an Event of Default.

62 (129)

25.1	Non-payment

Any of the Obligors does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Obligor; and

(b)	payment is made within three (3) Business Days of its due date.

25.2	Financial covenants, Change of Business and Insurance

Any requirement in clause 22 (Financial Covenants), clause 23.8 (Change of business) and clause 24.3 (Insurance) is not satisfied.

25.3	Other obligations

(a)	Any of the Obligors does not comply with any provision of the Finance Documents (other than those referred to in clause 25.1 (Non-payment) and clause 25.2 (Financial covenants, Change of Business and Insurance)); and

(b)	No Event of Default under (a) above will occur if the failure to comply is (in the reasonable opinion of the Agent) capable of remedy and is remedied within thirty (30) calendar days of the earlier of the Agent giving notice to the Parent or the relevant Obligor becoming aware of the failure to comply.

25.4	Misrepresentations

Any representation, warranty or statement made or deemed to be made by any of the Obligors in the Finance Documents or any other document delivered by or on behalf of the Obligors under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

25.5	Cross default

(a)	Any Financial Indebtedness of any Obligor or any member of the Group is not paid when due nor within any originally applicable grace period;

(b)	any Financial Indebtedness of any Obligor or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(c)	any commitment for any Financial Indebtedness of any Obligor or any member of the Group is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described); or

(d)	any creditor of any Obligor or any member of the Group is entitled to declare any Financial Indebtedness of any Obligor or any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described)

in circumstances where the aggregate amount of all such Financial Indebtedness referred to in all or any of sub-clauses (a) to (d) is USD 25,000,000 (or its equivalent in other currencies) or more.

63 (129)

25.6	Insolvency

(a)	Any of the Obligors or any other Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any of the Obligors or any other Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any of the Obligors or any other Material Subsidiary.

25.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme or arrangement or otherwise) of any Obligor or any other Material Subsidiary;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any other Material Subsidiary;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of any Obligor or any other Material Subsidiary; or

(d)	enforcement of any Security Interest over any assets of any Obligor or any other Material Subsidiary.

25.8	Creditor’s process

Any maritime lien or other lien (not being a Permitted Encumbrance), expropriation, injunction restraint, arrest attachment, sequestration, distress or execution affects any asset secured by the Security Documents or undertakings, property, assets, rights or revenues (not secured by the Security Documents) of any Obligor and is not discharged within thirty (30) days after the Obligor becomes aware of the same unless the Finance Parties have been provided with additional security in such form and substance and for such amounts as the Finance Parties may require.

25.9	Unlawfulness and invalidity

It is or becomes unlawful or impossible for any Obligor and/or any of the parties to any of the Security Documents to perform any of their respective obligations under the Finance Documents or for the Agent or Security Agent to exercise any right or power vested to it under the Finance Documents.

25.10	Cessation of business

Any Obligor (whether by one or a series of transactions) suspends, changes or ceases to carry on (or threatens to suspend, change or cease to carry on) all or a material part of its business.

64 (129)

25.11	Stock Exchange listing

The Parent no longer is listed on an Exchange.

25.12	Material adverse change

Any event or condition or circumstance or series of events or conditions or circumstances occur which, in the reasonable opinion of the Required Lenders has had or could reasonably be expected to have a Material Adverse Effect.

25.13	Authorisation and consents

Any authorisation, licence, consent, permission or approval required in connection with the entering into, validity, enforcement, completion or performance of any of the Finance Documents or any transactions contemplated thereby is revoked, terminated or modified or otherwise cease to be in full force and effect.

25.14	Loss of Property

Any part of an Obligor’s or its Subsidiaries’ property is destroyed, abandoned, seized, appropriated or forfeited or the authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets which in the opinion of the Agent or the Required Lenders has or could reasonably be expected to have, if adversely determined, a Material Adverse Effect.

25.15	Litigation

There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against any Obligor which in the opinion of the Agent or the Required Lenders has or could reasonably be expected to have, if adversely determined, a Material Adverse Effect.

25.16	Failure to comply with final judgment

Any of the Obligors fails within five (5) Business Days after becoming obliged to do so to comply with or pay any sum in an amount exceeding USD 25,000,000 (or the equivalent in any other currencies) due from it under any final judgment or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been dismissed) made or given by any court of competent jurisdiction, provided, however, that such event shall not be deemed to constitute an Event of Default if the Obligor is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Required Lenders) that the insurers will be able to make such payment within thirty (30) days.

25.17	Acceleration

Upon the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Required Lenders, by written notice to the Parent:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

65 (129)

(b)	declare that all or part of the Loan together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be either immediately due and payable and/or payable upon demand, whereupon they shall become either immediately due and payable or payable on demand; and/or

(c)	declare that no withdrawals be made from any Earnings Account; and/or

(d)	direct the Security Agent to start enforcement in respect of the Security Interests established by the Security Documents; and/or

(e)	take any other action, with or without notice to the Parent and/or any Borrower, exercise or direct the Security Agent to exercise any other right or pursue any other remedy conferred upon the Agent, the Security Agent or the other Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

26.	CHANGES TO THE PARTIES

26.1	Assignment by the Obligors

None of the Obligors may assign or transfer or assume any part of, or any interest in, its rights and/or obligations under the Finance Documents without the consent of all Lenders.

26.2	Assignments and transfers by the Lenders

A Lender (the “Existing Lender”) may, at any time assign, transfer or have assumed its rights or obligations under the Finance Documents (a “Transfer”) to:

(a)	another Existing Lender or an Affiliate of an Existing Lender (without the prior written consent of the Parent);

(b)	a central bank or federal reserve (without the prior written consent of the Parent);

(c)	another bank or financial institution (together with such institutions as mentioned in paragraphs (a) and (b) above, each regarded a “New Lender”), subject to the prior consent of the Parent and the Agent (such consent not to be unreasonably withheld or delayed and which shall be deemed to have been given fifteen (15) Business Days after being sought unless expressly refused within that period); or

(d)	regardless of paragraph (c) above, to a New Lender (as defined above in paragraph (c)) if an Event of Default has occurred and is continuing,

in a minimum transfer amount of USD 12,500,000, unless such Existing Lender’s Commitment and participation in the Loan (if any) is less than USD 12,500,000, in which case such Existing Lender’s minimum transfer amount is the whole amount of its Commitment and participation in the Loan (if any).

26.3	Assignment or transfer fee

Unless the Agent otherwise agrees, the New Lender shall, on the date upon which an assignment or transfer takes place pay to the Agent (for its own account) a fee of USD 3,000.

66 (129)

26.4	Conditions of Assignment

An assignment will only be effective:

(a)	on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrowers and the other Finance Parties as it would have been under if it was an Original Lender;

(b)	on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Existing Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(c)	if an assignment takes effect after there has been a Utilisation, the assignment of an Existing Lender’s participation in the Utilisations (if any) under the Facility shall take effect in respect of the same fraction of each such Utilisation;

(d)	on the performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Lender and the New Lender;

(e)	if that Existing Lender assigns equal fractions of its Commitment and participation in the Loan and each Utilisation (if any) under the relevant Facility; and

(f)	if such assignment is accepted by the Parent and the New Lender confirms to the Borrowers and the Agent that, at the time of the assignment, it has no knowledge of any circumstance which may lead to such New Lender making any claims in respect of clauses 13 (Tax Gross-Up and Indemnities) and/or 14 (Increased Costs).

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

67 (129)

(iv)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; or

(v)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of :

(A)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(B)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents,

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(ii)	will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and

(iii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 26 (Changes to the Parties); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel II Regulation to the transactions contemplated by the Finance Documents or otherwise.

26.6	Procedure for transfer

(a)	Subject to the conditions set out in clause 26.4 (Conditions of Assignment) an assignment may be effected in accordance with paragraph (b) below when (i) the Agent executes an otherwise duly completed Transfer Certificate and (ii) the Agent executes any document required under clause 26.4 (Conditions of Assignment) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

68 (129)

(b)	The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to be released from its obligations under the Finance Documents, the Existing Lender shall be released from further obligations towards the Obligors and the other Finance Parties under the Finance Documents and the rights of the Obligors and the other Finance Parties against the Existing Lender under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”) (but the obligations owed by the Obligors under the Finance Documents shall not be released);

(ii)	the New Lender shall assume obligations towards each of the Obligors who are a Party and/or the Obligors and the other Finance Parties shall acquire rights against the New Lender which differ from the Discharged Rights and Obligations only insofar as the New Lender has assumed and/or the Obligors and the other Finance Parties have acquired the same in place of the Existing Lender;

(iii)	the other Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lender and the other Finance Parties shall each be released from further obligations to each other under the Finance Documents;

(iv)	the New Lender shall become a Party to the Finance Documents as a “Lender” for the purposes of all the Finance Documents; and

26.7	Interest

If the Agent has notified the Lenders that it is able to distribute interest payment on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to clause 26.6 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six (6) monthly intervals after the first day of that Interest Period); and

69 (129)

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 26.7 have been payable to it on that date, but after deduction of the Accrued Amounts

26.8	Copy of Transfer Certificate to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 26.4 (Conditions of Assignment), send a copy of that Transfer Certificate and such documents to the Parent.

26.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 26, each Lender may without consulting with or obtaining consent from an Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.10	Further assurances

Each of the Obligors undertakes to procure that in relation to any Transfer, each of the Obligors shall (at its own cost) at the request of the Agent execute such documents as may in the discretion of the Agent be necessary to ensure that the New Lender attains the benefit of the Finance Documents.

26.11	Disclosure of information

Any Lender may disclose:

(a)	to any of its affiliates, branches, subsidiaries, its parent company, head office or regional office (together the “Permitted Parties”) and a potential assignee;

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(b)	to whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any of the Obligors;

(c)	to auditors or professional advisers or service providers employed in the normal course of a Permitted Party’s business who are under a duty of confidentiality to the Permitted Parties;

(d)	to any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to any Permitted Party; and

(e)	to whom, to the extent that, information is required to be disclosed by any applicable law,

such information about the Obligors and the Finance Documents as that Lender shall consider appropriate, provided that such disclosure shall, except if an Event of Default has occurred or is occurring, be subject to the prior written approval by the Parent if such potential assignee is not an affiliate of any of the Lenders.

27.	ROLES OF AGENT, SECURITY AGENT, MANDATED LEAD ARRANGERS AND BOOKRUNNERS

27.1	Appointment of the Agent

(a)	Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each such other Finance Party authorises the Agent:

(i)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	to execute each of the Security Documents and all other documents that may be approved by the Required Lenders for execution by it.

27.2	Instructions to Agent

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Required Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

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(b)	The Agent shall be entitled (but not obliged) to request instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Required Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties except for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

27.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent (in its capacity as Agent) for that Party by any other Party.

(c)	Without prejudice to clause 26.8 (Copy of Transfer Certificate to Parent), paragraph (b) above shall not apply to any Transfer Certificate.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

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(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or a Bookrunner or Mandated Lead Arranger or the Security Agent for their own account) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.4	Role of the Bookrunners or Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, no Bookrunner or Mandated Lead Arranger has obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

27.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or any Mandated Lead Arranger or Bookrunner as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent or any Bookrunner or Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

27.6	Business with the Group

The Agent, the Security Agent and any Bookrunner and any Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or member of the Group or their Affiliates.

27.7	Rights and discretions of the Agent

(a)	The Agent may

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Required Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

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as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Parent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts in the conduct of its obligations and responsibilities under the Finance Documents.

(d)	Without prejudice to the generality of clause 27.7(c) or (e), the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party and whether or not liability thereunder is limited by reference to monetary cap or otherwise) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Bookrunner nor any Mandated Lead Arranger is obliged to do or

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omit to do anything if it would or might in its opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Agent, each Bookrunner and each Mandated Lead Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(j)	Neither the Agent nor any Bookrunner nor any Mandated Lead Arranger shall be obliged to request any certificate, opinion or other information under clause 21 (Information undertakings) unless so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request of the Parent if such request would be in accordance with the terms of this Agreement.

27.8	Responsibility for documentation and other matters

None of the Agent or any Bookrunner or any Mandated Lead Arranger is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Bookrunner or any Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Charter Contract or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Contract;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)	any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	accounting to any person for any sum or the profit element of any sum received by it for its own account;

(f)	the failure of any Obligor or any other party to perform its obligations under any Finance Document or any Charter Contract or the financial condition of any such person;

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(g)	ascertaining whether all deeds and documents which should have been deposited with it (or the Security Agent) under or pursuant to any of the Security Documents have been so deposited;

(h)	investigating or making any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

(i)	failing to register any of the Security Documents with any applicable registrar of companies or any other public office;

(j)	failing to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

(k)	failing to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned;

(l)	(unless it is the same entity as the Security Agent) the Security Agent and/or any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under the Security Documents; or

(m)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

27.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.10	Exclusion of liability

(a)	Without limiting clause 27.10(b) (and without prejudice to any other provision of the Finance Documents excluding or limiting the liability of the Agent) the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property, unless directly caused by its gross negligence or wilful default or fraud. For the avoidance of doubt and not withstanding anything contained in the Finance Documents, the Security Agent shall not in any event be liable for any indirect or consequential loss (including, without limitation, loss of profit, business or goodwill) regardless of whether it was informed of the likelihood of such loss and irrespective of whether any such claim is made for breach of contract, in tort or otherwise;

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(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, any Bookrunner or any Mandated Lead Arranger to carry out

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and each Bookrunner and each Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Bookrunner or any Mandated Lead Arranger.

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(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.11	Lenders’ indemnity to the Agent

(a)	Each Lender shall (in proportion (if no part of the Loan is then outstanding) to its share of the Total Commitments or (at any other time) to its participation in the Loan) indemnify the Agent, within three Business Days of demand, against any Losses (otherwise than by reason of the Agent’s gross negligence or wilful default) incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property) including the costs of any person engaged in accordance with clause 27.7(c) (Rights and discretions of the Agent) and any Receiver in acting as its agent under the Finance Documents and any Losses incurred by the Agent prior to its replacement pursuant to clause 27.13 (Replacement of the Agent). The indemnities contained in this clause 27.11 shall survive the termination or discharge of this Agreement.

(b)	Subject to paragraph (c) below, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a).

(c)	Paragraph (b) shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

27.12	Resignation of the Agent

(a)	The Agent may resign without giving any reason therefor and, after consultation with the Parent, appoint one of its Affiliates as successor by giving notice to the Lenders, the Security Agent and the Parent.

(b)	Alternatively the Agent may resign without giving any reason therefor by giving thirty (30) days notice to the other Finance Parties and the Parent, in which case the Required Lenders (after consultation with the Parent) may appoint a successor Agent.

(c)	If the Required Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent.

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(d)	If the Agent wishes to resign because it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Required Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of clause 15.3 (Indemnity to the Agent, Security Agent and Mandated Lead Arrangers) and this clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.13	Replacement of the Agent

(a)	After consultation with the Parent, the Required Lenders may, by giving thirty (30) days’ notice to the Agent replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Required Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clause 15.3 (Indemnity to the Agent, the Security Agent and Mandated Lead Arrangers) and this clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

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27.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, any Bookrunner nor any Mandated Lead Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

27.15	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 9 (Mandatory Cost Formula).

(c)	Each Lender shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent to perform its functions as Agent.

(d)	Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

27.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and other member of the Group;

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(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, each Charter Contract and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Contract;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)	whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(e)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document or any Charter Contract, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Contract; and

(f)	the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

27.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.19	Reliance and engagement letters

Each Finance Party confirms that each of the Bookrunners, Mandated Lead Arrangers, the Security Agent and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Bookrunners, the Mandated Lead Arrangers, the Security Agent or the Agent) the terms of any reliance letter or engagement letters relating to any reports, opinions or letters provided by accountants or other professional

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advisers in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports, opinions or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

27.20	Common parties

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

27.21	Security Agent

(a)	Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.

(b)	Each other Finance Party authorises the Security Agent:

(i)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Required Lenders for execution by it.

(c)	The Security Agent accepts its appointment under clause 27.21 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 27.21 - 27.34 (inclusive) and the Security Documents to which it is a party.

27.22	Application of certain clauses to Security Agent

(a)	Clauses 27.3(a) (Duties of Agent), 27.7 (Rights and discretions of the Agent), 27.8 (Responsibility for documentation and other matters), clause 27.9 (No duty to monitor), 27.10 (Exclusion of liability), 27.11 (Lenders’ indemnity to the Agent), 27.12 (Resignation of the Agent), 27.14 (Confidentiality), 27.15 (Relationship with the Lenders), 27.16 (Credit appraisal by the Lenders) and 27.18 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such and, in clause 27.7 (Rights and discretions of the Agent), references to the Lenders and a group of Lenders shall refer to the Agent.

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(b)	In addition:

(i)	clause 27.10 (Exclusion of liability) shall, for the purposes of its application to the Security Agent pursuant to paragraph (a) above, have the following additional sub-clauses:

(A)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or otherwise whether in accordance with an instruction from an Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;

(B)	the exercise of, or the failure to exercise (or the failure to consider the exercise or non-exercise of), any judgment, discretion or power given to it by or in connection with any of the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Security Interests; or

(C)	any shortfall which arises on the enforcement or realisation of the Security Interests;

(ii)	clause 27.12 (Resignation of the Agent) shall, for the purposes of its application to the Security Agent pursuant to paragraph (a) above, have the following additional sub-clause:

At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law; and

(iii)	clause 27.14 (Confidentiality) shall, for the purposes of its application to the Security Agent pursuant to paragraph (a) above, be read and construed as to refer to “its agency and trust department” instead of “its department, division or team directly responsible for the management of the Finance Documents”.

27.23	Instructions to Security Agent

(a)	The Security Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Security Agent shall be entitled (but not obliged) to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it

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should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Security Agent may refrain from acting in accordance with any instructions of the Agent until it has received any indemnification and/or security and/or pre-funding and/or insurance that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Security Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

27.24	Security Agent’s actions

Without prejudice to the provisions of clause 27.23 (Instructions to Security Agent) the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

27.25	Application following an Event of Default

(a)	Following an Event of Default all moneys received by the Agent or the Security Agent shall be applied in the following order:

(i)	firstly, in respect of all costs and expenses whatsoever incurred by the Security Agent in connection with or pursuant to the performance of its functions under the Finance Documents, including the costs of realising and enforcing the Security Documents;

(ii)	secondly, in respect of all costs and expenses whatsoever incurred by the Agent;

(iii)	thirdly, in or towards satisfaction of all prior claims (being any claims, liabilities or debts owed which in any such case have been evidenced to the Finance Parties and take priority over any moneys received in respect of the Security Interests constituted by the Security Documents) secured on the Finance Parties’ secured assets;

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(iv)	fourthly, in or towards payment pro rata of all sums owed to the Finance Parties under the Finance Documents (in the case of distributions by the Security Agent, it shall pay such sums to the Agent for distribution to the Finance Parties); and

(v)	fifthly, the balance (if any) to the Borrowers or to their order.

(b)	The Security Agent and the Agent shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent) or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent), or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrowers or any other person liable.

(c)	The Security Agent and the Agent shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 27.25 by paying such amounts to the Agent for distribution in accordance with clause 30 (Payment mechanics).

27.26	Partial payments

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of the Obligor under the Finance Documents in the following order:

(a)	firstly, in or towards payment of any unpaid fees, costs and expenses of the Security Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(c)	thirdly, in or towards payment pro rata of any accrued interest (including default interest), fee or commissions due but unpaid under this Agreement;

(d)	fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

27.27	Powers and duties of the Security Agent as trustee of the security

In its capacity as trustee in relation to the Trust Property, the Security Agent:

(a)

shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security

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Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement of a natural person;

(b)	shall (subject to clause 27.25 (Application following an Event of Default)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful default if the Security Agent places it in an account held with itself or through a subsidiary of the Security Agent, the Security Agent shall only be liable to account for the standard amount of interest that would have been payable by it on such a deposit to an independent customer;

(c)	may, in the conduct of its obligations under and in respect of the Security Documents, instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent;

(d)	may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company;

(e)	may, unless and to the extent the express provisions of any Security Document provide otherwise, do any act or thing in the exercise of any of its duties under the Finance Documents which in its absolute discretion (in the absence of any instructions of the Agent as to the doing of such act or thing) it deems advisable for the protection and benefit of all the Finance Parties; and

(f)	may, unless the express provisions of any such Security Document provide otherwise, if authorised by the Agent, amend or vary the terms of or waive breaches of or

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defaults under, or otherwise excuse performance of any provision of, or grant consents under any of the Security Documents to which it is a party, any such amendment, variation, waiver or consent so authorised to be binding on all the parties hereto and that Security Agent to be under no liability whatsoever in respect thereof.

(g)	shall not be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty; and

(h)	shall not have or be deemed to have any relationship of trust or agency with, any Obligor.

The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

27.28	Insurance by Security Agent

Where the Security Agent is named on any insurance policy (including the Insurances) as an insured party and/or loss payee, the Security Agent shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless an Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request. The Security Agent shall have no obligation to, or any liability for any failure to, insure any of the Charged Property.

27.29	Custodians and nominees

The Security Agent may (to the extent legally permitted) appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

27.30	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors have to any of the Charged Property and shall not be liable for or bound to require any Debtor to remedy any defect in its right or title.

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27.31	Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any applicable jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

27.32	All enforcement action through the Security Agent

(a)	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Security Agent only or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.

(b)	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent. If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

27.33	Co-operation to achieve agreed priorities of application

The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 27.25 (Application following an Event of Default).

27.34	Indemnity from Trust Property

In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each a “Relevant Person”) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(a)	in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(b)	as a result of any breach by an Obligor of any of its obligations under any Finance Document;

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(c)	in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(d)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

The rights conferred by this clause 27.34 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in this clause 27.34 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful default.

27.35	Finance Parties to provide information

The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 27.25(a) (Application following an Event of Default) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clause 27.26 (Partial payments) and clause 27.25(a) (Application following an Event of Default).

27.36	No Reliance on Security Agent

It is understood and agreed by each Finance Party (other than the Security Agent) that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each Obligor and, accordingly, the Security Agent shall not have any liability or responsibility for and each other Finance Party warrants to the Security Agent that it has not relied and will not hereafter rely on the Security Agent:

(a)	to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided to it by any Obligor or any other person in connection with any of the Finance Documents or the transactions therein contemplated (whether or not such information has been or is hereafter circulated to such Finance Party by the Security Agent);

(b)	to check or enquire on its behalf into the adequacy, accuracy or completeness of any communication delivered to it under any of the Finance Documents, any legal or other opinions, reports, valuations, certificates, appraisals or other documents delivered or made or required to be delivered or made at any time in connection with any of the Finance Documents, any security to be constituted thereby or any other report or other document, statement or information circulated, delivered or made, whether orally or otherwise and whether before, on or after the date of this Agreement;

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(c)	to check or enquire on its behalf into the due execution, delivery, validity, legality, perfection, adequacy, suitability, performance, enforceability or admissibility in evidence of any of the Finance Documents or any other document referred to in paragraph (b) above or of any guarantee, indemnity or security given or created thereby or any obligations imposed thereby or assumed thereunder;

(d)	to check or enquire on its behalf into the ownership, value, existence or sufficiency of any property the subject of any of the Security Document, the priority of any of the Security Interests or the registration thereof, the right or title of any person in or to any property comprised therein or the existence of any encumbrance affecting the same; or

(e)	to assess or keep under review on its behalf the identity, financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

27.37	Release to facilitate enforcement and realisation

Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of shares in an Obligor, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against such Obligor and of all Security Interests over the assets of such Obligor.

27.38	Undertaking to pay

Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

27.39	Additional trustees

The Security Agent shall have power by notice in writing to the other Finance Parties and the Parent to appoint any person, unless an Event of Default has occurred and is continuing, approved by the Parent (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

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(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

27.40	Non-recognition of trust

It is agreed by all the parties to this Agreement that:

(a)	in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 27, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)	the provisions of this clause 27 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent. The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

27.41	Release of Security

If the Agent determines that the Security Period has expired, then the Security Agent shall, with the approval of all the other Finance Parties, release, without recourse or warranty, all of the security then held by it, whereupon the Security Agent, the other Finance Parties and all Obligors shall be released from their obligations hereunder (save for those which arose prior to such winding up).

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28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

28.1	Finance Parties tax affairs

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.2	Finance Parties acting together

Notwithstanding clause 2.2 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 25.17 (Acceleration) the Agent shall, in the names of all the Finance Parties (other than the Security Agent), take such action on behalf of the Finance Parties and conduct such negotiations with the Parent and any members of the Group and generally administer the Facility in accordance with the wishes of the Required Lenders. All the Finance Parties shall be bound by the provisions of this clause 28.2 and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Required Lenders.

This clause shall not override clause 27 (Roles of Agent, Security Agent, Mandated Lead Arrangers and Bookrunners) as it applies to the Security Agent.

28.3	Required Lenders

(a)	Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Required Lenders or for any action to be taken on the instructions of the Required Lenders (a “majority decision”), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Required Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Required Lenders when notified to this effect by the Agent whether or not this is the case.

(b)

If, within ten (10) Business Days of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of

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performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 66 2⁄3% of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

(c)	For the purposes of paragraph (b) above, any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

(d)	paragraph (b) and (c) above shall not apply in relation to those matters referred to in, or the subject of, clause 29.5 (Exceptions).

28.4	Conflicts

(a)	Each Borrower acknowledges that any Bookrunner or Mandated Lead Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an “Arranger Group”) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrowers may have conflicting interests in respect of the Facility or otherwise.

(b)	No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents. Each Obligor also acknowledges that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

(c)	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (other than the Security Agent in respect of its fees, costs and expenses received for its own account) (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with clause 30 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

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(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 27.26 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with clause 27.26 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

On a distribution by the Agent under clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)	This clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings;

(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and

(iii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 30.3 (Distributions to an Obligor) and clause 30.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

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(c)	If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Borrowers shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrowers, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

30.5	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.6	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.7	Currency of account

(a)	Subject to paragraphs (b) and (c) (inclusive) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

(c)	Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(d)	All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

31.	SET-OFF

A Finance Party may, to the extent permitted by applicable law, set off any matured obligation due from any Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any credit balance on any account that Obligor has with that Finance Party or against any other obligations owed by that Finance Party to that Obligor, regardless of

96 (129)

the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communication in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by telefax or letter. Any such notice or communication addressed as provided in clause 32.2 (Addresses) will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;

(b)	if by telefax, when received

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.

32.2	Addresses

Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below and, in case of any New Lender, to the address notified to the Agent:

If to the Agent:	Citibank International Plc London
Loans Agency
5th Floor, Citigroup Centre
25 Canada Square
London E14 5LB
Attn: Loans Agency
Telefax No: +44 20 8836 3624

If to the Security Agent:	Citibank, N.A., London branch
13th Floor, Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
Attn: Agency & Trust
Telefax No: +44 20 7500 5877

If to the Parent (on behalf of itself, the Borrowers and the Guarantors):	Seadrill Limited
c/o Seadrill Management AS
Løkkeveien 111
N-4007 Stavanger, Norway
Attn: Head of Treasury and Financing
Telefax No: + 47 51 30 96 88

97 (129)

or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.

32.3	Communication with the Obligors

All communication from or to any of the Obligors shall be sent through the Agent, and any communication or document made or delivered to the Parent in accordance with this clause 32.3 will be deemed to have been made or delivered to each of the Obligors.

32.4	Language

Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

32.5	Electronic communication

(a)	Any communication to be made between the Agent, the Security Agent, a Lender and an Obligor under or in connection with the Finance Documents (except notices to be sent to the Security Agent) may be made by electronic mail or other electronic means, if the Agent, the Security Agent, the relevant Lender and the relevant Obligor (as the case may be):

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent, a Lender and an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or an Obligor to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

33.	CALCULATIONS

All sums falling due by way of interest, fees and commissions under the Finance Documents accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of 360 days. The calculations made by the Agent of any interest rate or any amount payable pursuant to this Agreement shall be conclusive and binding upon the Borrowers in the absence of any manifest error.

98 (129)

34.	MISCELLANEOUS

34.1	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

34.2	Remedies and waivers

No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.3	Amendments and waivers

34.3.1	Required consents

(a)	Subject to clause 34.3.2, any term of the Finance Documents may be amended or waived only with the written consent of the Required Lenders, the Obligors and any such amendment will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 34.3.

34.3.2	Exceptions

An amendment to or waiver that has the effect of changing or which relates to any of the following:

(a)	the definition of “Required Lenders”;

(b)	an extension of the date of any payment of any amount under the Finance Documents;

(c)	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or extension of any Lenders’ Commitment;

(e)	a term of the Finance Documents which expressly requires the consent of all the Lenders;

(f)	a proposed substitution or replacement of any of the Obligors;

(g)	clause 2.2 (Finance parties’ rights and obligations);

(h)	a release of any Guarantors, any Guarantees provided by the Guarantors pursuant to this Agreement, the Guarantee Obligations or any Security Interest under any Security Document;

(i)	this clause 34.3,

99 (129)

shall not be made without the prior written consent of all the Lenders.

The Borrowers shall (for their own cost) have the right, in the absence of a Default or Event of Default to replace any Lender that refuses to consent to certain amendments or waivers of this Agreement which expressly require the consent of such Lender and which have been approved by the Required Lenders, with a New Lender (as defined in clause 26.2 (Assignments and transfers by the Lenders).

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document (other than an amendment or waiver referred to in paragraphs (a) and (i) above) or other vote of Lenders under the terms of this Agreement within fifteen (15) Business Days (unless the Parent and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

An amendment or waiver which relates to the rights or obligations of the Agent or the Security Agent may not be effected without the written consent of the Agent or the Security Agent, as the case may be.

34.4	Disclosure of information and confidentiality

Each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:

(a)	is publicised by a Party as required by applicable laws and regulations;

(b)	has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information;

(c)	was or becomes, as the Party is able to demonstrate by supporting documents, available to such Party on a non-confidential basis prior to the disclosure thereof; or

(d)	in the case of the Security Agent, is disclosed to agents, delegates and other appointees in the course of the performance of its functions under the Finance Documents.

100 (129)

34.5	Process Agent

Each Obligor hereby irrevocably appoints Frontline Corporate Services Ltd. as its agent for the service of process and/or any other writ, notice, order or judgment in respect of this Agreement and/or the matters arising herefrom.

34.6	Conflict

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

34.7	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	GOVERNING LAW AND ENFORCEMENT

This Agreement and any non-contractual obligations connected with it are governed by English law.

36.	ENFORCEMENT

36.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This clause 36 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party:

(a)	irrevocably appoints the person named in 34.5 (Process Agent) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)	if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

101 (129)

This Agreement has been entered into on the date stated at the beginning of this Agreement.

* * *

102 (129)

SIGNATORIES:

The Borrowers:

Seadrill Limited

By:	/s/ Rune Magnus Lundetræ

Name:	Rune Magnus Lundetæ

Title:	Attorney-in-fact

The Guarantors:

Seadrill T-15 Ltd.

By:	/s/ Rune Magnus Lundetræ

Name:	Rune Magnus Lundetæ

Title:	Attorney-in-fact

Seadrill T-16 Ltd.

By:	/s/ Rune Magnus Lundetræ

Name:	Rune Magnus Lundetæ

Title:	Attorney-in-fact

Seadrill Telesto Ltd.

By:	/s/ Rune Magnus Lundetræ

Name:	Rune Magnus Lundetæ

Title:	Attorney-in-fact

Seadrill Oberon Ltd.

By:	/s/ Rune Magnus Lundetræ

Name:	Rune Magnus Lundetæ

Title:	Attorney-in-fact

103 (129)

Seadrill International Limited

By:	/s/ Rune Magnus Lundetræ

Name:	Rune Magnus Lundetæ

Title:	Director

Seadrill GCC Operations Ltd.

By:	/s/ Rune Magnus Lundetræ

Name:	Rune Magnus Lundetæ

Title:	Attorney-in-fact

Seadrill UK Ltd.

By:	/s/ Rune Magnus Lundetræ

Name:	Rune Magnus Lundetæ

Title:	Attorney-in-fact

The Finance Parties:

As Lender, Mandated Lead Arranger and Bookrunner:

Citibank N.A., London Branch

By:	/s/ Guido Musso

Name:	Guido Musso

Title:

The Export-Import Bank of China

By:	/s/

Name:

Title:

104 (129)

As Agent

Citibank International Plc

By:	/s/ Ekuoa Kagni

Name:	Ekuoa Kagni

Title:	Vice President

As Security Agent

Citibank, N.A., London Branch

By:	/s/ Peter Larsen

Name:	Peter Larsen

Title:	Vice President

As Account Bank

Citibank, N.A., London Branch

By:	/s/ Peter Larsen

Name:	Peter Larsen

Title:	Vice President

105 (129)

SCHEDULE 1

LENDERS AND COMMITMENTS

Lenders:	Contact details:	Commitments in USD
The Export-Import Bank of China as Lender, Mandated Lead Arranger and Bookrunner	No. 30 Fuxingmen Nei Street Xicheng District Beijing P.R. China Attn: Mr. Li Lingkai/Mr. Wu Hongliang Fax: +86 10 8357 8428/29	CEXIM Facility: Commitment:	308,000,000 308,000,000
Citibank N.A., London Branch as Lender, Mandated Lead Arranger and Bookrunner	Citibank N.A. London c/o Citibank International Plc Poland Branch Loans Operations Department 8 Chalubinskiego Str. 8th Floor, Warsaw 00-613 Poland Attn: Anzhela Halayko Fax: +44-20-7942 7512	Commercial Facility: Commitment:	132,000,000 132,000,000

		Total Commitments:	USD 440,000,000

AGGREGATE FACILITY ALLOCATION (IN USD):

CEXIM Facility	Commercial Facility	Total Commitment
308,000,000	132,000,000	440,000,000

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SCHEDULE 2

BORROWERS, GUARANTORS AND COLLATERAL RIGS

Rig:	Average FMV:	Rig Owners and Guarantors:	Intra Group Charterers and Guarantors	Charter Contract:	Duration of Charter Contract:	Charter Rate (per day):	Yard:

Rig 1 (t.b.n “T-15”)	MUSD 127,500,000	Seadrill T-15 Ltd., Bermuda	Seadrill UK Ltd., England and Seadrill International Limited, Hong Kong	Chevron Thailand Exploration & Production	5 years	Minimum 115,000	Cosco Nantong

Rig 2 (t.b.n “T-16”)	MUSD 127,500,000	Seadrill T-16 Ltd., Bermuda	Seadrill UK Ltd., England and Seadrill International Limited, Hong Kong	Chevron Thailand Exploration & Production	5 years	Minimum 115,499	Cosco Nantong

Rig 3 (t.b.n “WEST TELESTO”)	MUSD 222,500,000	Seadrill Telesto Ltd., Bermuda	Seadrill GCC Operations Ltd	Saudi Arabian Oil Company	3 years	Minimum 185,000	Dalian

Rig 4 (t.b.n “WEST OBERON”)	MUSD 220,000,000	Seadrill Oberon Ltd., Bermuda	N/A	Premier Oil Vietnam Offshore B.V.	3 wells + 3 wells (optional) Estimated duration for the 3 wells is 4 months + 4 months	Minimum 165,651	Dalian

Note:

Charter Contract for Rig 1 and Rig 2 will be novated from Seadrill Asia Limited to Seadrill International Limited, whose Thai branch (of said company) shall perform the obligations under each such Charter Contract.

108 (129)

SCHEDULE 3

CONDITIONS PRECEDENT

Part I

(Conditions Precedent to the First Utilisation Date)

1	CORPORATE AUTHORISATION

1.1	In respect of each Obligor:

(a)	Company certificate (or similar);

(b)	Articles of Association, Memorandum of Incorporation and By-laws;

(c)	Updated Good Standing Certificate (or similar);

(d)	Resolutions passed at a board meeting of the relevant Obligor:

(i)	evidencing the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(ii)	evidencing the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf; and

(iii)	attaching certified true copies of valid proof of identity and specimen signatures in respect of the persons signing on behalf of the relevant Obligor.

(e)	Power of Attorney (notarised and legalised if requested by the Agent); and

(f)	Directors Certificate, including, but not limited to confirmations on solvency both before and after the incurrence of the indebtedness under the Finance Documents.

2	AUTHORISATIONS

Evidence that all approvals, authorisations and consents required by any government or other authorities for the Obligors and if applicable its subsidiaries to enter into and perform their obligations under any of the Finance Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the opinion of the Agent, restrains, prevents or imposes materially adverse conditions upon the Obligors to enter into and perform their obligations under the Finance Documents.

3	FINANCE DOCUMENTS

Subject to the evidence being delivered pursuant to this Schedule 3 Part I below, each of the Finance Documents, duly signed by all the relevant parties thereto together with evidence that the security created thereunder is legally perfected with first priority in accordance with the terms of each of the Finance Documents and applicable laws including, but not limited to;

(a)	The Agreement;

(b)	The Account Bank Agreement;

(c)	The Share Charges;

(d)	The Fee Letters; and

(e)	Any other Finance Document (excluding Security Documents other than the Share Charges).

4	LEGAL OPINIONS

(a)	Agreed form of legal opinion from Appleby (Bermuda) Limited relating to Bermuda law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(b)	Agreed form of legal opinion from Norton Rose LLP relating to English law issues with confirmation that the execution copy will follow as soon as possible thereafter; and

(c)	Agreed form of legal opinion from Norton Rose Hong Kong relating to Hong Kong law issues with confirmation that the execution copy will follow as soon as possible thereafter; and

(d)	Any such other favourable legal opinions in form and substance satisfactory to the Agent (on behalf of all the Finance Parties) and the Security Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

All legal opinions to be in form and substance satisfactory to the Agent (on behalf of all the Finance Parties) and the Security Agent.

5	MISCELLANEOUS

(a)	The Utilisation Request at least three (3) Business Days prior to the relevant Utilisation Date;

(b)	Evidence that all fees, costs and expenses referred to in Finance Documents as payable on or prior to the relevant Utilisation Date, have or will be paid on its due date;

(c)	A Compliance Certificate confirming that the Parent is in compliance with the financial covenants as set out in clause 22 (Financial Covenants);

(d)	An acceptance letter from the Process Agent;

(e)	The Original Financial Statements;

(f)	Cash Flow Projections;

(g)	Evidence of ownership of the Obligors corporate and capital structure of the Group (assuming the assumption of the Facility herein);

(h)	“Know your customer” documents required by the Lenders;

(i)	In respect of each Obligor which is incorporated in Bermuda, a copy of such Obligor’s exemption from imposition of tax until 31 March 2035 issued by the Bermudan Ministry of Finance in favour of such Obligor; and

(j)	Any other documents as reasonably requested by the Agent.

Part II

(Conditions Precedent to any Utilisation (including the first Utilisation))

1	CORPORATE AUTHORISATION

(a)	Any required corporate documents for the relevant Obligors in addition to the ones provided pursuant to Part I of this Schedule 3 (Corporate authorisations).

(b)	Evidence that all approvals, authorisations and consents required by any government or other authorities for the relevant Obligors and if applicable its or their subsidiaries to enter into and perform its obligations under any of the Finance Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the opinion of the Agent, restrains, prevents or imposes materially adverse conditions upon the relevant Obligors to enter into and perform their obligations under the Finance Documents.

2	RIG DOCUMENTS

(a)	Bill of sale;

(b)	Builders certificate;

(c)	Protocol of delivery and acceptance;

(d)	Satisfactory searches in maritime registries, including, but not limited to evidence (by way of transcript of registry) that the relevant Rig is registered in the name the relevant Rig Owner in the relevant Ship Registry, that the Mortgage has been, or will be, executed and recorded with its intended first priority against the relevant Rig and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against that Rig;

(e)

(i)	Copies of the bareboat charter between the relevant Rig Owner and the Intra-Group Charterer and copies of the bareboat charters between the Intra-Group Charterers (if applicable);

(ii)	A copy of a summary of the Charter Contracts prepared by Advokatfirmaet BA-HR DA,

(iii)	Evidence that the relevant Charter Contract as specified in Schedule 2 (Borrowers, Guarantors And Collateral Rigs) as at the date of this Agreement is in full force and effect;

(iv)	In respect of the Rig Advance relating to Rig 1 and Rig 2, evidence from Seadrill International Limited, Seadrill Asia Limited and Chevron Thailand Exploration & Production that the relevant Charter Contract in respect of such Rig has been novated from Seadrill Asia Limited to Seadrill International Limited;

(v)	Evidence that each counterparty to the relevant Charter Contract has consented to the assignment of the Earnings thereunder;

(vi)	Copies of other charter agreements (including novation agreements, if any) for the relevant Rig and service contracts relating thereto and all kind of guarantees related to such Charter Contracts, service contracts or other agreements;

(vii)	Evidence that, where required under any employment contract for the relevant Rig, the charterer of the relevant Rig has accepted that it becomes subject to the relevant Mortgage and that such bareboat charter and Charter Contracts are free from Security Interests.

(f)	An updated class certificate related to the relevant Rig from the relevant classification society, confirming that the relevant Rig is classed with the highest class in accordance with clause 24.6 (Trading, classification and repairs), free of extensions and overdue recommendations;

(g)	Certificates from insurers and/or insurance brokers confirming compliance with the insurance requirements under this Agreement, including, but not limited to copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the relevant Rig in accordance with clause 24.3 (Insurance), and evidencing that the Security Agent’s (on behalf of the Finance Parties) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the relevant General Assignment and that the Security Agent is loss payee in accordance with the relevant General Assignment;

(h)	Evidence and copies of (i) the technical management agreement for the relevant Rig and (ii) documents of compliance with the ISM Code and ISPS Code (where applicable); and

(i)	Valuation certificates from two Approved Brokers evidencing the Market Value of the relevant Rig is no less than 125% of the relevant Rig Advance (and that the provisions of clause 24.1 (Minimum Market Value) are satisfied), addressed to the Agent and dated no earlier than 15 days prior to the relevant Utilisation Date;

(j)	Evidence that all costs have been paid to the relevant Yard and other equipment providers by the Borrowers by using its own equity in addition to the relevant Rig Advance; and

(k)	If the date for delivery set out in the relevant building contract with the Yard has expired/passed, evidence that such delivery date has been extended to cover actual delivery of the relevant Rig.

3	FINANCE DOCUMENTS

(a)	The Mortgage over the relevant Rig, duly executed and registered with first priority;

(b)	Each General Assignment relating to the relevant Rig;

(c)	The Account Security for Earnings Accounts relating to the relevant Rig.

4	LEGAL OPINIONS

(a)	Agreed form of legal opinion from Appleby (Bermuda) Limited relating to Bermuda law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(b)	Agreed form of legal opinion from Arias Fabrega & Fabrega relating to Panama law with confirmation that the execution copy will follow as soon as possible thereafter;

(c)	Agreed form of legal opinion from Norton Rose LLP relating to English law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(d)	Agreed form of legal opinion from Norton Rose Hong Kong relating to Hong Kong law issues with confirmation that the execution copy will follow as soon as possible thereafter; and

(e)	Any such favourable legal opinions in form and substance satisfactory to the Agent (on behalf of all the Finance Parties) and the Security Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

All legal opinions to be in form and substance satisfactory to the Agent (on behalf of all the Finance Parties) and the Security Agent.

5	MISCELLANEOUS

(a)	The Utilisation Request at least three (3) Business Days prior to the relevant Utilisation Date;

(b)	Evidence that all fees, costs and expenses referred to in Finance Documents as payable on or prior to the relevant Utilisation Date, have or will be paid on its due date;

(c)	A Compliance Certificate confirming that the Parent is in compliance with the financial covenants as set out in clause 22 (Financial Covenants);

(d)	Insurance Report; and

(e)	any other document as reasonably requested by the Agent.

Part III

(Conditions Subsequent to each Utilisation Date)

1	CHARTER CONTRACTS

(a)	As soon as possible, and in any case within three months after the relevant Utilisation Date evidence that any and all payments of the Earnings relating to the relevant Rig (including by end-users) are instructed to be paid to the relevant Earnings Accounts;

(b)	Within five months after the relevant Utilisation Date, evidence that such payments mentioned in (a) above have been initiated.

SCHEDULE 4

FORM OF UTILISATION REQUEST

Loans

To:	Citibank International plc, as Agent

From:	[Insert name of the Borrowers]

Date:	[ ]

SEADRILL LIMITED – USD 440,000,000 SECURED CREDIT FACILITY AGREEMENT DATED [—] 2012 (THE “AGREEMENT”)

We refer to clause 5.1 (Delivery of a Utilisation Request) of the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Utilisation Request.

(a)	You are hereby irrevocably notified that we wish to make the following drawdown of the CEXIM Facility and the Commercial Facility:

(b)	Proposed Utilisation Date:	[ ]

	Principal Amount:	[ ] (CEXIM Facility)

[ ] (Commercial Facility)

	Interest Period:	[ ]

	Rig:	[ ]

(c)	The proceeds of the Utilisation shall be credited to [—] [insert name and number of account].

(d)	We confirm that, as of the date hereof (i) each condition specified in clause 4 (Conditions Precedent) of the Agreement is satisfied; (ii) each of the representations and warranties set out in clause 20 (Representations and warranties) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default or an Event of Default.

Yours sincerely

for and on behalf of

[Insert name of the Borrowers]

By:

Name:

Title:	[authorised officer of each of the Borrowers]

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:	Citibank International plc, as Agent

From:	Seadrill Limited

Date:	[—] [To be delivered no later than hundred and eighty (180)/seventy (70) days after each reporting date]

SEADRILL LIMITED – USD 440,000,000 SECURED CREDIT FACILITY AGREEMENT DATED [—] 2012 (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.

We confirm that as at [—] [insert relevant reporting date]:

1.1	Minimum Liquidity

The Minimum Liquidity of the Group was [                                        ] while the Minimum Liquidity required is USD [—].

1.2	Leverage Ratio

The Leverage Ratio of the Group was [                    ] while the Leverage Ratio is required not to exceed [—].

1.3	Equity Ratio

The Equity Ratio of the Group was [                    ] while the minimum Equity Ratio shall be greater than [—].

1.4	Interest Cover Ratio

The Interest Cover Ratio of the Group was [                    ] while the Interest Cover Ratio shall be [—].

1.5	Current Ratio

The Current Ratio of the Group was [                    ] while the Current Ratio shall be minimum [—].

1.6	Market Value

The Market Value of each of the Rigs, and the Rigs in aggregate is attached as Appendix 1 hereto while the minimum Market Value shall be higher than [—] of the sum of the Loans outstanding and the Lenders’ Available Commitments.

1.7	Insurance

We confirm that each of the Rigs is insured against such risks and in such amounts as set out in Appendix 2 hereto.

1.8	Fleet Report

We confirm that each of the Rigs is employed in accordance with Appendix 3 hereto.

1.9	No Default

We confirm that, as of the date hereof (i) each of the representations and warranties set out in clause 20 (Representations and warranties) of the Agreement is true and correct, and (ii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default and/or an Event of Default.

Yours sincerely for and on behalf of Seadrill Limited

By:

Name:

Title:	[authorised officer]

Appendix 1

[—]

Appendix 2

Rig	Hull & Machinery	Freight Interest	Hull Interest	P&I	War Risk
	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:

Appendix 3

[—]

SCHEDULE 6

FORM OF TRANSFER CERTIFICATE

To:	Citibank International plc, as Agent

From:	[—] (the “Existing Lender” and [—] (the “New Lender”)

Date:	[—]

SEADRILL LIMITED – USD 440,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED [—] 2012 (THE “AGREEMENT”)

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 26.4 (Conditions of assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d)	The proposed Transfer Date is [—].

(e)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 32.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in sub-clause 26.5(c) of clause 26.5 (Limitation of responsibility of Existing Lenders).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

6	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note: The execution of this Transfer Certificate may not assign a proportionate share of the Existing Lender’s interest in the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Rights to be assigned and obligations to be released and undertaken

I	Existing Lender:	[ ]

II	New Lender:	[ ]

III	Total Commitments of Existing Lender :		USD [ ]

IV	Aggregate amount transferred:		USD [ ]

V	Total Commitments of New Lender:		USD [ ]

VI	Transfer Date: [ ]

Administrative Details / Payment Instructions of New Lender

Notices to New Lender:

[ ]

[ ]

Att:	[ ]

Telefax no:	+ [ ]

[Insert relevant office address, telefax number and attention details for notices and payments to the New Lender.]

Account details of New Lender: [Insert relevant account details of the New Lender.]

[Existing Lender]	[New Lender]
By:	By:

This is accepted by the Agent as a Transfer Certificate and the Transfer Date is confirmed as [            ].

Signature of this Transfer Certificate by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

Citibank International plc

By:
Name:
Title:

SCHEDULE 7

INDICATIVE REPAYMENTS/REDUCTIONS

	Rig 1		Rig 2		Rig 3		Rig 4
Repayments	Instalments	Principal Outstanding	Instalments	Principal Outstanding	Instalments	Principal Outstanding	Instalments	Principal Outstanding
Rig Advance at Utilisation Date		100,500,000		98,000,000		121,000,000		120,500,000
1	5,025,000	95,475,000	4,900,000	93,100,000	7,117,647	113,882,353	7,088,235	113,411,765
2	5,025,000	90,450,000	4,900,000	88,200,000	7,117,647	106,764,706	7,088,235	106,323,529
3	5,025,000	85,425,000	4,900,000	83,300,000	7,117,647	99,647,059	7,088,235	99,235,294
4	5,025,000	80,400,000	4,900,000	78,400,000	7,117,647	92,529,412	7,088,235	92,147,059
5	5,025,000	75,375,000	4,900,000	73,500,000	7,117,647	85,411,765	7,088,235	85,058,824
6	5,025,000	70,350,000	4,900,000	68,600,000	7,117,647	78,294,118	7,088,235	77,970,588
7	5,025,000	65,325,000	4,900,000	63,700,000	7,117,647	71,176,471	7,088,235	70,882,353
8	5,025,000	60,300,000	4,900,000	58,800,000	7,117,647	64,058,824	7,088,235	63,794,118
9	5,025,000	55,275,000	4,900,000	53,900,000	7,117,647	56,941,176	7,088,235	56,705,882
10	55,275,000	0	53,900,000	0	56,941,176	0	56,705,882	0

SCHEDULE 8

CORPORATE STRUCTURE

SCHEDULE 9

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the relevant Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a facility office in the European Economic Area will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that facility office) of complying with the relevant minimum reserve requirements in respect of Loans made from that facility office.

4.	The Additional Cost Rate for any Lender lending from a facility office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum.
300

Where:

E        is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its facility office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.	The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 10

FORM OF SELECTION NOTICE

Selection Notice

From: [the Borrowers]

To: Citibank International Plc

Dated: [—]

Dear Sirs

USD440,000,000 Facility Agreement dated [—] 2012 (the Agreement)

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Loan be [•] months.

3	This Selection Notice is irrevocable.

Yours sincerely

for and on behalf of

Seadrill T-15 Ltd., Seadrill T-16 Ltd., Seadrill Telesto Ltd. and Seadrill Oberon Ltd.

By:

Name:

Title:	[authorised officer of each of the Borrowers]